                       SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                 March 2, 1994
                Date of Report (Date of earliest event reported)


                              MASCO CORPORATION
             (Exact name of registrant as specified in its charter)


   Delaware                    1-5794                 38-1794485
- ----------------           ----------------         ---------------
 (State or Other            (Commission File         (IRS Employer
 Jurisdiction of            Number)                  Identification
 Incorporation)                                      Number)



 21001 Van Born Road, Taylor, Michigan                  48180
- ----------------------------------------           ----------------
(Address of Principal Executive Offices)              (Zip Code)




                                (313) 274-7400
             (Registrant's telephone number, including area code)

Item 5.  Other Events.

RECENT OPERATING RESULTS

     On February 11, 1994 the Registrant announced the following year end results.

                                 Three Months Ended                    Twelve Months Ended
                                     December 31                            December 31
                           ---------------------------------       ---------------------------------
                                1993               1992                1993                1992
                           -----------        --------------       --------------     --------------
                                            (Amounts in thousands except per share data)
Net Sales                  $ 1,010,000        $  908,000          $ 3,886,000          $ 3,525,000
                           -----------        ----------          -----------          -----------
Costs and Expenses:

  Costs of Sales               687,930           616,640            2,621,630            2,381,040

  Selling, General and
  Adminstrative Expenses       222,740           204,620              860,540              785,420

  Other Expense, Net             7,330            15,440               41,230               53,740
                           -----------        ----------          -----------          -----------
                               918,000           836,700            3,523,400            3,220,200
                           -----------        ----------          -----------          -----------

Income Before Tax               92,000            71,300              362,600              304,800

Income Taxes                    34,400            28,300              141,500              121,700
                           -----------        ----------          -----------          -----------


Net Income                 $    57,600        $   43,000          $   221,100          $   183,100
                           -----------        ----------          -----------          -----------
                           -----------        ----------          -----------          -----------
Earnings Per Share                $.38              $.29                $1.45                $1.21
                                ------            ------              -------                -----
                                ------            ------              -------                -----

Average Shares Outstanding                                            152,700              151,700
                                                                      -------              -------
                                                                      -------              -------



        Net Sales for 1993 were $3,886 million, a 10 percent increase from 1992. Net income increased 21 percent to $221 million from $183 million in 1992, with earnings per share increasing to $1.45 from $1.21.

        Net sales of $1,010 million in the fourth quarter of 1993 increased 11 percent from the 1992 fourth quarter. Net income for the quarter increased 34 percent to $58 million, with earnings per share increasing to $.38, compared with $.29 in 1992.

        Income in the fourth quarter of 1993 included an $18 million after-tax gain from the redemption by MascoTech, Inc. of its $100 million of preferred stock. This gain was principally offset by the Registrant's approximate $10 million after-tax equity share of MascoTech's loss provision for the disposition of its energy-related businesses, as well as by charges related to certain restructurings of Company operations.

        For all of 1993, building and home improvement products achieved sales and operating profit of $2,188 million and $412 million, respectively.

        Sales of home furnishings products in 1993 were $1,698 million. Operating profit was $69 million, a 15 percent increase over 1992 results.

        Registrant is filing herewith certain financial information as follows:
(i) audited consolidated financial statements of the Registrant and subsidiaries as of December 31, 1993 and 1992 and for the three years in the period ended December 31, 1993 and (ii) the separate audited consolidated financial statements of the Registrant's 50 percent-or-less owned significant subsidiary, MascoTech, Inc. and subsidiaries, as of December 31, 1993 and 1992 and for the three years in the period ended December 31, 1993.

                  FINANCIAL STATEMENTS OF MASCO CORPORATION
              AND SUBSIDIARIES AS OF DECEMBER 31, 1993 AND 1992
               AND FOR THE THREE YEARS ENDED DECEMBER 31, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  and Shareholders of Masco Corporation:

     We have audited the accompanying consolidated balance sheet of Masco Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Masco Corporation and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Detroit, Michigan
February 24, 1994

                               MASCO CORPORATION

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1993 AND 1992

                                             ASSETS
                                                                      1993              1992
                                                                 --------------    --------------
Current Assets:
  Cash and cash investments...................................   $  119,980,000    $   45,350,000
  Marketable securities.......................................        4,890,000         8,970,000
  Receivables.................................................      610,120,000       547,840,000
  Inventories.................................................      824,130,000       781,700,000
  Prepaid expenses............................................       84,700,000        81,680,000
                                                                 --------------    --------------
       Total current assets...................................    1,643,820,000     1,465,540,000
Equity investments in MascoTech, Inc..........................      294,700,000       246,940,000
Other investment in MascoTech, Inc............................               --       130,000,000
Equity investments in other affiliates........................       54,630,000        85,740,000
Property and equipment........................................    1,095,170,000     1,030,530,000
Excess of cost over acquired net assets.......................      605,170,000       627,300,000
Other assets..................................................      327,570,000       400,510,000
                                                                 --------------    --------------
       Total assets...........................................   $4,021,060,000    $3,986,560,000
                                                                 --------------    --------------
                                                                 --------------    --------------
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable...............................................   $   33,160,000    $   94,810,000
  Accounts payable............................................      161,220,000       133,210,000
  Accrued liabilities.........................................      296,060,000       263,490,000
                                                                 --------------    --------------
       Total current liabilities..............................      490,440,000       491,510,000
Long-term debt................................................    1,418,290,000     1,487,090,000
Deferred income taxes and other...............................      113,900,000       121,080,000
                                                                 --------------    --------------
       Total liabilities......................................    2,022,630,000     2,099,680,000
                                                                 --------------    --------------
Shareholders' Equity:
  Common shares authorized: 400,000,000;
     issued: 1993 -- 152,850,000; 1992 -- 152,470,000.........      152,850,000       152,470,000
  Preferred shares authorized: 1,000,000......................               --                --
  Paid-in capital.............................................       69,880,000        61,370,000
  Retained earnings...........................................    1,805,170,000     1,685,010,000
  Cumulative translation adjustments..........................      (29,470,000)      (11,970,000)
                                                                 --------------    --------------
       Total shareholders' equity.............................    1,998,430,000     1,886,880,000
                                                                 --------------    --------------
       Total liabilities and shareholders' equity.............   $4,021,060,000    $3,986,560,000
                                                                 --------------    --------------
                                                                 --------------    --------------

                See notes to consolidated financial statements.

                               MASCO CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                       1993              1992              1991
                                                  --------------    --------------    --------------
Net sales......................................   $3,886,000,000    $3,525,000,000    $3,141,000,000
Cost of sales..................................    2,621,630,000     2,381,040,000     2,206,460,000
                                                  --------------    --------------    --------------
       Gross profit............................    1,264,370,000     1,143,960,000       934,540,000
Selling, general and administrative expenses...      860,540,000       785,420,000       686,210,000
                                                  --------------    --------------    --------------
       Operating profit........................      403,830,000       358,540,000       248,330,000
                                                  --------------    --------------    --------------
Other income (expense), net:
  Re: MascoTech, Inc.:
     Equity earnings (loss)....................       13,160,000        12,570,000        (9,170,000)
     Interest and dividend income..............       16,220,000        17,100,000        17,100,000
     Gain from redemption of preferred stock...       28,300,000          --                --
  Equity earnings (loss), other affiliates.....        5,580,000         4,720,000        (3,470,000)
  Other, net...................................        1,330,000        12,510,000       (28,610,000)
  Interest expense.............................     (105,820,000)     (100,640,000)     (126,580,000)
                                                  --------------    --------------    --------------
                                                     (41,230,000)      (53,740,000)     (150,730,000)
                                                  --------------    --------------    --------------
       Income before income taxes..............      362,600,000       304,800,000        97,600,000
Income taxes...................................      141,500,000       121,700,000        52,700,000
                                                  --------------    --------------    --------------
       Net income..............................   $  221,100,000    $  183,100,000    $   44,900,000
                                                  --------------    --------------    --------------
                                                  --------------    --------------    --------------
Earnings per share.............................            $1.45             $1.21              $.30
                                                           -----             -----              ----
                                                           -----             -----              ----

                See notes to consolidated financial statements.

                               MASCO CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                       1993             1992             1991
                                                   -------------    -------------    -------------
CASH FLOWS FROM (FOR):
Operating Activities:
  Net income....................................   $ 221,100,000    $ 183,100,000    $  44,900,000
  Depreciation and amortization.................     115,990,000      114,450,000      102,690,000
  Equity (earnings) loss, net...................     (13,800,000)     (13,190,000)      38,090,000
  Write-downs of long-term investments..........              --               --       31,800,000
  Deferred income taxes and other...............      (8,500,000)      11,620,000       (3,550,000)
  Gain from redemption of MascoTech preferred
     stock, net of tax..........................     (17,550,000)              --               --
                                                   -------------    -------------    -------------
       Total from earnings......................     297,240,000      295,980,000      213,930,000
  (Increase) in receivables.....................     (42,520,000)     (52,450,000)     (13,180,000)
  (Increase) decrease in inventories............     (38,840,000)     (35,100,000)      17,560,000
  Increase (decrease) in accounts payable and
     accrued liabilities, net...................      45,050,000       (4,800,000)      25,310,000
                                                   -------------    -------------    -------------
       Net cash from operating activities.......     260,930,000      203,630,000      243,620,000
                                                   -------------    -------------    -------------
Investing Activities:
  Capital expenditures..........................    (166,540,000)    (117,690,000)    (112,990,000)
  Currency translation adjustments..............     (17,500,000)     (27,090,000)     (15,820,000)
  Sale of affiliate investments to MascoTech....      87,500,000         --               --
  Proceeds from redemption of MascoTech
     preferred stock............................     100,000,000         --               --
  Acquisition of Masco Capital Corp.............        --               --            (49,450,000)
  Other, net....................................      40,700,000      (63,380,000)      (2,850,000)
                                                   -------------    -------------    -------------
       Net cash from (for) investing
          activities............................      44,160,000     (208,160,000)    (181,110,000)
                                                   -------------    -------------    -------------
Financing Activities:
  Issuance of notes.............................     400,000,000      400,000,000         --
  Retirement of notes...........................    (200,000,000)    (300,000,000)        --
  Issuance of Company common stock..............        --               --             63,600,000
  Increase in other debt........................     290,770,000      460,470,000      449,690,000
  Payment of other debt.........................    (622,230,000)    (480,000,000)    (479,660,000)
  Cash dividends paid...........................     (99,000,000)     (92,690,000)     (85,150,000)
                                                   -------------    -------------    -------------
       Net cash (for) financing activities......    (230,460,000)     (12,220,000)     (51,520,000)
                                                   -------------    -------------    -------------
Cash and Cash Investments:
  Increase (decrease) for the year..............      74,630,000      (16,750,000)      10,990,000
  At January 1..................................      45,350,000       62,100,000       51,110,000
                                                   -------------    -------------    -------------
  At December 31................................   $ 119,980,000    $  45,350,000    $  62,100,000
                                                   -------------    -------------    -------------
                                                   -------------    -------------    -------------

                See notes to consolidated financial statements.

                               MASCO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES:

     Principles of Consolidation. The consolidated financial statements include the accounts of Masco Corporation and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

     Average Shares Outstanding. The average number of common shares outstanding in 1993, 1992 and 1991 approximated 152.7 million, 151.7 million and 149.9 million, respectively.

     Cash and Cash Investments. The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash investments.

     Receivables. Accounts and notes receivable are presented net of allowances for doubtful accounts of $19.1 million at December 31, 1993 and $16.3 million at December 31, 1992.

     Property and Equipment. Property and equipment, including significant betterments to existing facilities, are recorded at cost. Upon retirement or disposal, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repair costs are charged to expense as incurred.

     Depreciation and Amortization. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 to 10 percent, and machinery and equipment, 5 to 33 percent. Depreciation was $82.1 million, $79.4 million and $70.2 million in 1993, 1992 and 1991, respectively.

     The excess of cost over net assets of acquired companies is being amortized using the straight-line method over periods not exceeding 40 years; at December 31, 1993 and 1992, such accumulated amortization totalled $127.2 million and $107.3 million, respectively. At each balance sheet date management assesses whether there has been an impairment in the carrying value of excess of cost over net assets of acquired companies primarily by comparing current and projected sales, operating income and annual cash flows with the related annual amortization expense. Purchase costs of patents are being amortized using the straight-line method over their remaining lives. Amortization of intangible assets was $33.9 million, $35.1 million and $32.5 million in 1993, 1992 and 1991, respectively.

     Fair Value of Financial Instruments. The carrying value of financial instruments reported in the balance sheet for current assets and current liabilities approximates fair value. The fair value of financial instruments that are carried as long-term investments (other than those accounted for by the equity method) was based principally on quoted market prices for those or similar investments or by discounting future cash flows using a discount rate that approximates the risk of the investments. The fair value of the Company's long-term debt instruments was based principally on quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar terms and remaining maturities. The aggregate market value of the Company's long-term investments and long-term debt at December 31, 1993 was approximately $230 million and $1,471 million, as compared with the Company's carrying value of $200 million and $1,418 million, respectively. The aggregate market value of the Company's long-term investments and long-term debt at December 31, 1992 was approximately $530 million and $1,508 million, as compared with the Company's carrying value of $537 million and $1,487 million, respectively.

     Recently Issued Professional Accounting Standards. Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits, SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which become effective in 1994 and 1995, will not have a material impact on the Company's financial statements.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INVENTORIES:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Finished goods...........................................   $312,470    $300,820
        Raw material.............................................    280,450     243,510
        Work in process..........................................    231,210     237,370
                                                                    --------    --------
                                                                    $824,130    $781,700
                                                                    --------    --------
                                                                    --------    --------

     Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

EQUITY INVESTMENTS IN AFFILIATES:

     Equity investments in affiliates consist primarily of the following equity and partnership interests:

                                                                          AT DECEMBER 31
                                                                       --------------------
                                                                       1993    1992    1991
                                                                       ----    ----    ----
        MascoTech, Inc..............................................    42%     47%     47%
        Hans Grohe, a German partnership............................    27%     27%     27%
        TriMas Corporation..........................................     5%      7%      8%
        Emco Limited, a Canadian company............................    --      44%     44%
        Mechanical Technology Inc...................................    --      --      49%

     Excluding the partnership interest in Hans Grohe, for which there is no quoted market value, the aggregate market value of the Company's equity investments at December 31, 1993 (which may differ from the amounts that could then have been realized upon disposition), based upon quoted market prices at that date, was $889 million, as compared with the Company's related aggregate carrying value of $315 million.

     The Company's carrying value in the common stock of MascoTech, Inc. (formerly Masco Industries, Inc.) exceeds its equity in the underlying net book value by approximately $63 million at December 31, 1993. This excess, substantially all of which resulted from repurchases by MascoTech of its common stock, is being amortized over a period not to exceed 40 years. The Company's carrying value in the common stock of TriMas Corporation exceeds its equity in the underlying net book value by approximately $8 million at December 31, 1993. The Company's carrying value of its investment in Hans Grohe at December 31, 1993 approximates the Company's equity in the underlying net book value in this affiliate.

     In March 1993, the Company and MascoTech partially restructured their affiliate relationships through transactions that reduced the Company's common equity interest in MascoTech from 47 percent to approximately 35 percent and resulted in MascoTech's acquisition of the Company's investments in Emco Limited. The Company received $87.5 million in cash, $100 million of 10% exchangeable preferred stock and seven-year warrants to purchase 10 million common shares of MascoTech at $13 per share. MascoTech received 10 million of its common shares, $77.5 million of its 12% exchangeable preferred stock, the Company's investments in Emco Limited and a modified option expiring in 1997 to require the Company to purchase up to $200 million aggregate amount of debt securities in MascoTech.

     In November 1993, MascoTech redeemed for cash its $100 million of 10% exchangeable preferred stock issued in March 1993. As a result of this redemption, the Company realized a $28.3 million pre-tax gain.

     In December 1993, following MascoTech's call for redemption, the Company converted the 6% debentures due 2011 into MascoTech common stock, thereby increasing the Company's common equity interest in MascoTech from approximately 35 percent to 42 percent.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As part of the Company's efforts to de-emphasize equity investments, in addition to its disposition of its investments in Emco Limited, in July 1992 the Company sold its 49 percent equity interest in Mechanical Technology Inc. at approximate carrying value.

     Approximate combined condensed financial data of the above companies, excluding data subsequent to 1991 of Emco Limited and Mechanical Technology Inc. as to which the equity method was discontinued as of January 1, 1992, are summarized in U.S. dollars as follows, in thousands:

                                                      1993           1992           1991
                                                   -----------    -----------    -----------
        At December 31:
          Current assets........................   $   846,780    $   881,200    $ 1,190,160
          Current liabilities...................      (300,650)      (371,350)      (509,770)
                                                   -----------    -----------    -----------
          Working capital.......................       546,130        509,850        680,390
          Property and equipment................       720,290        755,290        882,530
          Other assets..........................       882,550        737,660        816,340
          Long-term liabilities.................    (1,213,940)    (1,400,950)    (1,810,060)
                                                   -----------    -----------    -----------
          Shareholders' equity..................   $   935,030    $   601,850    $   569,200
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        Net sales...............................   $ 2,230,330    $ 2,051,730    $ 2,706,880
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        Income (loss) from continuing
          operations............................   $   119,380    $    56,690    $      (940)
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        Net income (loss) attributable to common
          shareholders..........................   $    96,090    $    50,340    $    (2,070)
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        The Company's net equity in above income
          (loss)................................   $    18,740    $    17,290    $   (12,640)
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        Cash dividends received by the Company
          from affiliates.......................   $     4,940    $     4,100    $    25,450
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------

     Certain amounts for 1992 and 1991 have been restated to reflect MascoTech's formal plan to divest its energy-related business segment.

     Equity in undistributed earnings of affiliates of $132 million at December 31, 1993, $118 million at December 31, 1992 and $105 million at December 31, 1991 are included in consolidated retained earnings.

OTHER INVESTMENT IN MASCOTECH, INC.:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Convertible debentures, 6%, due 2011.....................         --    $130,000
                                                                    --------    --------
                                                                    --------    --------

     In December 1993, following MascoTech's call for redemption, the Company converted the 6% debentures into MascoTech common stock at $18 per share.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT:

                                                                           (IN THOUSANDS)
                                                                      AT DECEMBER 31
                                                                 ------------------------
                                                                    1993          1992
                                                                 ----------    ----------
        Land and improvements.................................   $   78,670    $   77,080
        Buildings.............................................      595,630       574,960
        Machinery and equipment...............................    1,009,060       901,960
                                                                 ----------    ----------
                                                                  1,683,360     1,554,000
        Less accumulated depreciation.........................      588,190       523,470
                                                                 ----------    ----------
                                                                 $1,095,170    $1,030,530
                                                                 ----------    ----------
                                                                 ----------    ----------

ACCRUED LIABILITIES:

                                                                          (IN THOUSANDS)
                                                                     AT DECEMBER 31
                                                                 -----------------------
                                                                   1993           1992
                                                                 --------       --------
        Salaries, wages and commissions.......................   $ 60,910       $ 61,520
        Insurance.............................................     35,180         31,010
        Advertising and sales promotion.......................     32,370         26,260
        Dividends payable.....................................     26,260         24,330
        Income taxes..........................................     26,110         17,820
        Interest..............................................     26,070         24,480
        Employee retirement plans and other...................     89,160         78,070
                                                                 --------       --------
                                                                 $296,060       $263,490
                                                                 --------       --------
                                                                 --------       --------

LONG-TERM DEBT:

                                                                           (IN THOUSANDS)
                                                                      AT DECEMBER 31
                                                                 ------------------------
                                                                    1993          1992
                                                                 ----------    ----------
        Notes, 6.25%,  due 1995...............................   $  200,000    $  200,000
        Notes, 8.75%,  due 1996...............................           --       200,000
        Notes, 9%,     due 1996...............................      250,000       250,000
        Notes, 6.625%, due 1999...............................      200,000       200,000
        Notes, 9%,     due 2001...............................      175,000       175,000
        Notes, 6.125%, due 2003...............................      200,000            --
        Notes, 7.125%, due 2013...............................      200,000            --
        Notes payable to banks................................           --       260,000
        Convertible subordinated debentures, 5.25%, due
          2012................................................      177,930       177,930
        Other.................................................       23,980        28,750
                                                                 ----------    ----------
                                                                  1,426,910     1,491,680
        Less current portion..................................        8,620         4,590
                                                                 ----------    ----------
                                                                 $1,418,290    $1,487,090
                                                                 ----------    ----------
                                                                 ----------    ----------

     At December 31, 1993, all of the outstanding notes above are nonredeemable.

     In March 1993, the $200 million of 8.75% notes due 1996 were redeemed at par with borrowings under the Company's bank revolving-credit agreement.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In August 1993, the Company issued $200 million of 7.125% notes due August 15, 2013. In September 1993, the Company issued $200 million of 6.125% notes due September 15, 2003. The proceeds from these financings were used to eliminate floating-rate borrowings under the Company's bank revolving-credit agreement.

     In June 1992, the Company issued $200 million of 6.25% notes due June 15, 1995. In September 1992, the Company issued $200 million of 6.625% notes due September 15, 1999. The proceeds from these financings were used to reduce outstanding bank indebtedness.

     The 5.25% subordinated debentures due February 15, 2012 are convertible into common stock at $42.28 per share.

     The notes payable to banks at December 31, 1992 relate to a $750 million revolving-credit agreement, with any outstanding balance due and payable in November 1995. Interest is payable on borrowings under this agreement based upon various floating rates as selected by the Company.

     Certain debt agreements contain limitations on additional borrowings and restrictions on cash dividend payments and common share repurchases. At December 31, 1993, the amount of retained earnings available for cash dividends and common share repurchases approximated $242 million under the most restrictive of these provisions.

     At December 31, 1993, the maturities of long-term debt during the next five years were approximately as follows: 1994-$8.6 million; 1995-$204.1 million; 1996-$256.9 million; 1997-$1.1 million; and 1998-$1.0 million.

     At December 31, 1993, the Company had shelf registration statements on file with the Securities and Exchange Commission for up to $200 million of debt securities as well as up to 9.6 million shares of its common stock.

     Interest paid was approximately $104 million, $121 million and $127 million in 1993, 1992 and 1991, respectively.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHAREHOLDERS' EQUITY:

                                                                              (IN THOUSANDS)
                                                         1993          1992          1991
                                                      ----------    ----------    ----------
        Common Shares, $1 Par Value
          Balance, January 1.......................   $  152,470    $  153,210    $  149,960
          Shares issued............................          380         1,470         3,250
          Shares retired...........................       --            (2,210)       --
                                                      ----------    ----------    ----------
          Balance, December 31.....................      152,850       152,470       153,210
                                                      ----------    ----------    ----------
        Paid-In Capital
          Balance, January 1.......................       61,370        64,950        --
          Common shares issued.....................        8,510        25,050        64,950
          Common shares retired....................       --           (28,630)       --
                                                      ----------    ----------    ----------
          Balance, December 31.....................       69,880        61,370        64,950
                                                      ----------    ----------    ----------
        Retained Earnings
          Balance, January 1.......................    1,685,010     1,596,180     1,638,390
          Net income...............................      221,100       183,100        44,900
          Cash dividends declared..................     (100,940)      (94,270)      (87,110)
                                                      ----------    ----------    ----------
          Balance, December 31.....................    1,805,170     1,685,010     1,596,180
                                                      ----------    ----------    ----------
        Cumulative Translation Adjustments
          Balance, December 31.....................      (29,470)      (11,970)       15,120
                                                      ----------    ----------    ----------
        Treasury Shares Related to Merger
          Balance, January 1.......................       --           (30,550)      (30,550)
          Shares repurchased.......................       --              (290)       --
          Shares retired...........................       --            30,840        --
                                                      ----------    ----------    ----------
          Balance, December 31.....................       --            --           (30,550)
                                                      ----------    ----------    ----------
        Shareholders' Equity
          Balance, December 31.....................   $1,998,430    $1,886,880    $1,798,910
                                                      ----------    ----------    ----------
                                                      ----------    ----------    ----------

     In April 1991, the Company issued 3 million shares of its common stock for approximately $64 million. The proceeds from this offering were used to reduce outstanding bank indebtedness.

     On the basis of amounts paid (declared), cash dividends per share were $.65 ($.66) in 1993, $.61 ($.62) in 1992 and $.57 ($.58) in 1991.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK OPTIONS AND AWARDS:

     For the three years ended December 31, 1993, stock option data pertaining to stock option plans for key employees of the Company and affiliated companies are as follows:

                                                           1993         1992         1991
                                                         ---------    ---------    ---------
        Option shares outstanding, January 1..........   6,742,000    7,390,000    3,817,000
        Option shares granted.........................     298,000    1,212,000    3,735,000
          Option price................................     $27-$37      $25-$30          $21
        Option shares exercised.......................   1,210,000    1,860,000      142,000
          Option price................................      $2-$30       $2-$21       $2-$18
        Option shares cancelled.......................     144,000       --           20,000
          Option price................................      $2-$21       --          $17-$21
        Option shares outstanding, December 31........   5,686,000    6,742,000    7,390,000
          Option price................................     $10-$37       $2-$30       $2-$25
        Option shares exercisable, December 31........   1,457,000    1,326,000    2,076,000

     Pursuant to restricted stock incentive plans, the Company granted long-term incentive awards, net, for 100,000, 267,000 and 36,000 shares of common stock during 1993, 1992 and 1991, respectively, to key employees of the Company and affiliated companies. The unamortized costs of unvested awards under these plans, aggregating approximately $47 million at December 31, 1993, are being amortized over the ten-year vesting periods.

     At December 31, 1993, a combined total of 10,595,000 shares of common stock was available for the granting of stock options and incentive awards under the above plans.

     Pursuant to the 1984 Restricted Stock (MascoTech) Incentive Plan, the Company may award to key employees of the Company and affiliated companies, shares of common stock of MascoTech, Inc. held by the Company. No such awards were granted in 1993, 1992 or 1991. At December 31, 1993, there were 4,694,000 of such shares available for granting future awards under this plan.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

EMPLOYEE RETIREMENT PLANS:

     The Company sponsors defined-benefit pension plans for most of its employees. In addition, substantially all salaried employees participate in noncontributory profit-sharing plans, to which payments are determined annually by the Directors. Aggregate charges to income under the pension and profit-sharing plans were $19.2 million in 1993, $16.9 million in 1992 and $15.9 million in 1991. At December 31, 1993, the combined assets of the Company's defined-benefit pension plans exceed the combined accumulated benefit obligation.

     Net periodic pension cost for the Company's pension plans includes the following components:

                                                                             (IN THOUSANDS)
                                                               1993       1992       1991
                                                              -------    -------    -------
        Service cost -- benefits earned during the year....   $11,800    $10,850    $10,590
        Interest cost on projected benefit obligation......    17,240     15,280     14,820
        Actual return on assets............................   (28,940)   (12,190)   (25,470)
        Net amortization and deferral......................     6,100     (9,810)     6,080
                                                              -------    -------    -------
        Net periodic pension cost..........................   $ 6,200    $ 4,130    $ 6,020
                                                              -------    -------    -------
                                                              -------    -------    -------

     Major assumptions used in accounting for the Company's pension plans are as follows:

                                                                 1993     1992      1991
                                                                ------    -----    ------
        Discount rate for obligations........................    7.25%     8.0%     8.25%
        Rate of increase in compensation levels..............    5.0 %     6.0%     5.75%
        Expected long-term rate of return on plan assets.....   13.0 %    13.0%    12.75%

     The funded status of the Company's pension plans at December 31, is summarized as follows, in thousands:

                                                      1993                          1992
                                           --------------------------    --------------------------
                                             ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                             EXCEED        BENEFITS        EXCEED        BENEFITS
                                           ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
                                            BENEFITS        ASSETS        BENEFITS        ASSETS
                                           -----------    -----------    -----------    -----------
        Actuarial present value of
          benefit obligations:
             Vested benefit
               obligation...............    $ 135,800      $  54,130      $ 115,900       $33,890
                                           -----------    -----------    -----------    -----------
                                           -----------    -----------    -----------    -----------
             Accumulated benefit
               obligation...............    $ 142,110      $  62,660      $ 122,500       $38,450
                                           -----------    -----------    -----------    -----------
                                           -----------    -----------    -----------    -----------
             Projected benefit
               obligation...............    $ 181,850      $  68,420      $ 160,040       $41,960
        Assets at fair value............      158,630         47,790        150,650        32,190
                                           -----------    -----------    -----------    -----------
          Projected benefit obligation
             in excess of plan assets...      (23,220)       (20,630)        (9,390)       (9,770)
        Reconciling items:
          Unrecognized net loss.........       22,780         13,720         10,070         2,420
          Unrecognized prior service
             cost.......................        8,680          1,240         11,870         2,600
          Unrecognized net (asset)
             obligation at transition...      (12,800)         1,400        (14,890)        2,300
          Requirement to recognize
             minimum liability..........           --        (11,170)            --        (5,060)
                                           -----------    -----------    -----------    -----------
          Accrued pension cost..........    $  (4,560)     $ (15,440)     $  (2,340)      $(7,510)
                                           -----------    -----------    -----------    -----------
                                           -----------    -----------    -----------    -----------

     In January 1993, Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, became effective. The Company sponsors certain postretirement benefit plans that provide medical, dental and life insurance coverage for eligible retirees and dependents in the United States based on age and length of service. At December 31, 1993, the aggregate present value of the accumulated postretirement benefit obligation approximated $10 million pre-tax and is being amortized over 20 years.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SEGMENT INFORMATION:

     The Company's operations in the industry segments detailed below consisted of the manufacture and sale principally of the following products:

        Building and home improvement -- faucets; plumbing fittings; kitchen and bath cabinets; showertubs, whirlpools and spas; kitchen appliances; builders' hardware; venting and ventilating equipment; and water pumps.

        Home furnishings products -- quality furniture, fabrics and other home furnishings products.

     Corporate assets consisted primarily of cash, real property and other investments.

     Pursuant to a corporate services agreement to provide MascoTech, Inc. with certain corporate staff and administrative services, the Company charges a fee approximating .8 percent of MascoTech net sales. This fee approximated $11 million in each of 1993, 1992 and 1991 and is included as a reduction of general corporate expense.

                                                                                                                   (IN THOUSANDS)
                                 NET SALES                        OPERATING PROFIT                  ASSETS AT DECEMBER 31
                    ------------------------------------   -------------------------------   ------------------------------------
                       1993         1992         1991        1993       1992       1991         1993         1992         1991
                    ----------   ----------   ----------   --------   --------   ---------   ----------   ----------   ----------
The Company's
  operations by
  segment were:
  Building and
    home
    improvement...  $2,188,000   $1,991,000   $1,711,000   $412,000   $368,000   $ 273,000   $1,297,000   $1,262,000   $1,171,000
  Home furnishings
    products......   1,698,000    1,534,000    1,430,000     69,000     60,000      38,000    1,886,000    1,778,000    1,661,000
                    ----------   ----------   ----------   --------   --------   ---------   ----------   ----------   ----------
      Total.......  $3,886,000   $3,525,000   $3,141,000   $481,000   $428,000   $ 311,000   $3,183,000   $3,040,000   $2,832,000
                    ----------   ----------   ----------   --------   --------   ---------   ----------   ----------   ----------
                    ----------   ----------   ----------   --------   --------   ---------   ----------   ----------   ----------
The Company's
  operations by
  geographic area
  were:
  United States...  $3,194,000   $2,895,000   $2,610,000   $387,000   $334,000   $ 232,000   $2,638,000   $2,522,000   $2,363,000
  European
    Community.....     375,000      378,000      327,000     60,000     64,000      48,000      240,000      245,000      242,000
  Other foreign
    countries.....     317,000      252,000      204,000     34,000     30,000      31,000      305,000      273,000      227,000
                    ----------   ----------   ----------   --------   --------   ---------   ----------   ----------   ----------
      Total, as
        above.....  $3,886,000   $3,525,000   $3,141,000    481,000    428,000     311,000    3,183,000    3,040,000    2,832,000
                    ----------   ----------   ----------
                    ----------   ----------   ----------
Other expense,
  net.............                                          (41,000)   (54,000)   (151,000)
General corporate
  expense, net....                                          (77,000)   (69,000)    (62,000)
                                                           --------   --------   ---------
Income before
  income
  taxes(1)........                                         $363,000   $305,000   $  98,000
                                                           --------   --------   ---------
                                                           --------   --------   ---------
Equity and other
  investments
  in affiliates...                                                                              349,000      463,000      448,000
Corporate
  assets..........                                                                              489,000      484,000      506,000
                                                                                             ----------   ----------   ----------
      Total
        assets....                                                                           $4,021,000   $3,987,000   $3,786,000
                                                                                             ----------   ----------   ----------
                                                                                             ----------   ----------   ----------











                                                                  DEPRECIATION AND
                             PROPERTY ADDITIONS                     AMORTIZATION
                    ------------------------------------   -------------------------------
                       1993         1992         1991        1993       1992       1991
                    ----------   ----------   ----------   --------   --------   ---------
The Company's
  operations by
  segment were:
  Building and
    home
    improvement...  $   80,000   $   80,000   $   62,000   $ 48,000   $ 48,000   $  42,000
  Home furnishings
    products......      71,000       35,000       38,000     46,000     45,000      43,000
                    ----------   ----------   ----------   --------   --------   ---------
      Total.......  $  151,000   $  115,000   $  100,000   $ 94,000   $ 93,000   $  85,000
                    ----------   ----------   ----------   --------   --------   ---------
                    ----------   ----------   ----------   --------   --------   ---------

(1) Income before income taxes and net income from foreign operations for 1993, 1992 and 1991 were $92 million and $55 million, $88 million and $54 million, and $72 million and $43 million, respectively.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

OTHER INCOME (EXPENSE), NET:

                                                                             (IN THOUSANDS)
                                                          1993         1992         1991
                                                        ---------    ---------    ---------
        Re: MascoTech, Inc.:
          Equity earnings (loss).....................   $  13,160    $  12,570    $  (9,170)
                                                        ---------    ---------    ---------
          Interest and dividend income...............      16,220       17,100       17,100
                                                        ---------    ---------    ---------
          Gain from redemption of preferred stock....      28,300       --           --
                                                        ---------    ---------    ---------
        Equity earnings (loss), other affiliates.....       5,580        4,720       (3,470)
                                                        ---------    ---------    ---------
        Other, net:
          Income from cash and marketable
             securities..............................       3,250        4,330        4,100
          Other interest income......................       9,800       11,640       14,390
          Other items................................     (11,720)      (3,460)     (47,100)
                                                        ---------    ---------    ---------
                                                            1,330       12,510      (28,610)
                                                        ---------    ---------    ---------
        Interest expense.............................    (105,820)    (100,640)    (126,580)
                                                        ---------    ---------    ---------
                                                        $ (41,230)   $ (53,740)   $(150,730)
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------

     Other items in 1991 include write-downs aggregating approximately $32 million pre-tax in the Company's long-term investments.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES:

                                                                             (IN THOUSANDS)
                                                             1993        1992        1991
                                                           --------    --------    --------
        Income before income taxes:
          Domestic......................................   $270,930    $216,460    $ 25,910
          Foreign.......................................     91,670      88,340      71,690
                                                           --------    --------    --------
                                                           $362,600    $304,800    $ 97,600
                                                           --------    --------    --------
                                                           --------    --------    --------
        Provision for income taxes:
          Currently payable:
             Federal....................................   $ 96,830    $ 62,360    $ 25,690
             State and local............................     13,530      12,500       8,660
             Foreign....................................     39,640      35,220      25,800
          Deferred:
             Federal, net...............................     (5,570)     12,090     (10,740)
             Foreign....................................     (2,930)       (470)      3,290
                                                           --------    --------    --------
                                                           $141,500    $121,700    $ 52,700
                                                           --------    --------    --------
                                                           --------    --------    --------
        Deferred tax assets at December 31:
          Inventories...................................   $ 12,080
          Earlier recognition of expenses for financial
             reporting purposes.........................     44,570
          Other.........................................      1,550
                                                           --------
                                                             58,200
                                                           --------
        Deferred tax liabilities at December 31:
          Property and equipment........................    145,880
          Other.........................................      9,240
                                                           --------
                                                            155,120
                                                           --------
             Net deferred tax liability at December 31..   $ 96,920
                                                           --------
                                                           --------
        Provision for deferred income taxes for
          temporary differences:
          Accelerated tax deductions, including
             depreciation...............................   $    900    $  3,990    $  8,760
          Earlier recognition of gains and losses, net
             for financial reporting purposes...........     (9,400)      7,630     (16,210)
                                                           --------    --------    --------
                                                           $ (8,500)   $ 11,620    $ (7,450)
                                                           --------    --------    --------
                                                           --------    --------    --------

     The effective tax rate differs from the United States federal statutory rate principally due to: equity earnings (1 percent in 1992 and -7 percent in 1991), higher tax rate applicable to foreign earnings (-1 percent in 1993, -2 percent in 1992 and -5 percent in 1991), amortization in excess of tax, net (-1 percent in 1993, -2 percent in 1992 and -6 percent in 1991), dividends-received deduction (1 percent in 1993 and 1992 and 2 percent in 1991), state income tax and other (-2 percent in 1993 and -4 percent in 1992 and 1991), and -1 percent in 1993 to record the effect on deferred tax liabilities caused by the increase in the tax rate from 34 percent to 35 percent.

     Income taxes paid were approximately $135 million, $97 million and $54 million in 1993, 1992 and 1991, respectively.

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the use of an asset and liability method of accounting for income taxes, became effective in January 1993.

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the related basis as reported in the consolidated financial statements. Prior to 1993, the Company followed the requirements of Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes.

COMBINED FINANCIAL STATEMENTS (UNAUDITED):

     The following presents the combined financial statements of the Company, MascoTech, Inc. (formerly Masco Industries, Inc.), and TriMas Corporation as one entity, with Masco Corporation as the parent company. Certain amounts for 1992 and 1991 have been restated to reflect MascoTech's formal plan to divest its energy-related business segment. Intercompany transactions have been eliminated. Amounts, except earnings per share, are in thousands.

                                                                      AT DECEMBER 31
                                                                 ------------------------
                                                                    1993          1992
                                                                 ----------    ----------
        COMBINED BALANCE SHEET
        Assets
        Current assets:
          Cash and cash investments...........................   $  272,950    $  186,120
          Marketable securities...............................       32,680        42,190
          Receivables.........................................      906,500       857,550
          Prepaid expenses....................................      118,700       104,720
          Deferred income taxes...............................       41,780        13,990
          Inventories:
             Finished goods...................................      393,820       414,270
             Raw material.....................................      365,370       351,570
             Work in process..................................      281,680       298,940
                                                                 ----------    ----------
                                                                  1,040,870     1,064,780
                                                                 ----------    ----------
               Total current assets...........................    2,413,480     2,269,350
        Equity investments in affiliates......................      163,970       124,570
        Property and equipment................................    1,747,590     1,712,840
        Excess of cost over acquired net assets...............    1,114,740     1,217,010
        Net assets of discontinued operations.................       67,510            --
        Other assets..........................................      428,390       537,420
                                                                 ----------    ----------
               Total assets...................................   $5,935,680    $5,861,190
                                                                 ----------    ----------
                                                                 ----------    ----------
        Liabilities and Shareholders' Equity
        Current liabilities:
          Notes payable.......................................   $   36,310    $  159,350
          Accounts payable....................................      277,070       253,680
          Accrued liabilities.................................      428,720       403,510
                                                                 ----------    ----------
               Total current liabilities......................      742,100       816,540
        Long-term debt........................................    2,445,540     2,600,970
        Deferred income taxes and other.......................      275,400       315,300
        Other interests in combined affiliates................      474,210       241,500
                                                                 ----------    ----------
               Total liabilities..............................    3,937,250     3,974,310
        Equity of shareholders of Masco Corporation...........    1,998,430     1,886,880
                                                                 ----------    ----------
               Total liabilities and shareholders' equity.....   $5,935,680    $5,861,190
                                                                 ----------    ----------
                                                                 ----------    ----------

                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                            YEARS ENDED DECEMBER 31
                                                   -----------------------------------------
                                                      1993           1992           1991
                                                   -----------    -----------    -----------
        COMBINED STATEMENT OF INCOME
        Net sales...............................   $ 5,901,060    $ 5,360,330    $ 4,741,240
        Cost of sales...........................    (4,169,190)    (3,797,980)    (3,486,760)
        Selling, general and administrative
          expenses..............................    (1,112,300)    (1,033,350)      (916,670)
                                                   -----------    -----------    -----------
               Operating profit.................       619,570        529,000        337,810
                                                   -----------    -----------    -----------
        Other income (expense), net:
          Interest expense......................      (189,610)      (188,230)      (259,520)
          Other, net............................        45,360         45,040         31,150
                                                   -----------    -----------    -----------
                                                      (144,250)      (143,190)      (228,370)
                                                   -----------    -----------    -----------
               Income before income taxes and
                  other interests...............       475,320        385,810        109,440
        Income taxes............................       208,930        172,610         68,870
        Other interests in combined
          affiliates............................        45,290         30,100         (4,330)
                                                   -----------    -----------    -----------
               Net income.......................   $   221,100    $   183,100    $    44,900
                                                   -----------    -----------    -----------
                                                   -----------    -----------    -----------
        Earnings per share......................         $1.45          $1.21           $.30
                                                         -----          -----           ----
                                                         -----          -----           ----


                               MASCO CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                             YEARS ENDED DECEMBER 31
                                                      -------------------------------------
                                                         1993          1992         1991
                                                      -----------    ---------    ---------
        COMBINED STATEMENT OF CASH FLOWS
        Cash Flows From (For) Operating Activities:
          Net income...............................   $   221,100    $ 183,100    $  44,900
          Depreciation and amortization............       194,270      191,290      175,740
          Equity (earnings) loss, net of
             dividends.............................        (4,840)      (1,140)      18,530
          Gain from change in investment...........        (9,490)     (16,700)      --
          Write-downs of long-term investments.....       --            --           31,800
          Deferred income taxes and other..........         7,590       15,860        1,980
          Gain on sales of assets, net.............       --            --          (21,500)
          Other interests in net income (loss) of
             combined affiliates, net..............        45,290       30,100       (4,330)
                                                      -----------    ---------    ---------
               Total from earnings.................       453,920      402,510      247,120
          (Increase) in receivables................       (52,670)     (75,340)      (5,330)
          (Increase) decrease in inventories.......       (49,950)     (36,550)      44,780
          Increase (decrease) in accounts payable
             and accrued liabilities, net..........        37,230       (9,690)      31,330
          Discontinued operations, net.............        16,700          830       (3,340)
                                                      -----------    ---------    ---------
               Net cash from operating
                  activities.......................       405,230      281,760      314,560
                                                      -----------    ---------    ---------
        Cash Flows From (For) Investing Activities:
          Capital expenditures.....................      (252,360)    (198,170)    (176,950)
          Currency translation adjustments.........       (17,500)     (27,090)     (15,820)
          Acquisitions.............................       --            --          (50,190)
          Proceeds from sale of subsidiaries.......        33,170       --           52,110
          Other, net...............................        39,730      (45,810)      40,750
                                                      -----------    ---------    ---------
               Net cash (for) investing
                  activities.......................      (196,960)    (271,070)    (150,100)
                                                      -----------    ---------    ---------
        Cash Flows From (For) Financing Activities:
          Increase in debt.........................       862,800      872,140      514,410
          Payment of debt..........................    (1,087,400)    (915,630)    (602,250)
          Issuance of common shares................       --            85,150       63,600
          Issuance of preferred stock..............       209,520       --           --
          Cash dividends paid......................      (106,360)     (93,410)     (85,150)
                                                      -----------    ---------    ---------
               Net cash (for) financing
                  activities.......................      (121,440)     (51,750)    (109,390)
                                                      -----------    ---------    ---------
        Cash and Cash Investments:
          Increase (decrease) for the year.........        86,830      (41,060)      55,070
          At January 1.............................       186,120      227,180      172,110
                                                      -----------    ---------    ---------
          At December 31...........................   $   272,950    $ 186,120    $ 227,180
                                                      -----------    ---------    ---------
                                                      -----------    ---------    ---------

                               MASCO CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

INTERIM FINANCIAL INFORMATION (UNAUDITED):

                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                     QUARTERS                    NET          GROSS         NET       EARNINGS
                       ENDED                    SALES         PROFIT       INCOME     PER SHARE
        -----------------------------------   ----------    ----------    --------    ---------
        1993
        December 31........................   $1,010,000    $  322,070    $ 57,600      $ .38
        September 30.......................      982,000       319,900      55,700        .36
        June 30............................      948,000       309,500      53,300        .35
        March 31...........................      946,000       312,900      54,500        .36
                                              ----------    ----------    --------    ---------
                                              $3,886,000    $1,264,370    $221,100      $1.45
                                              ----------    ----------    --------    ---------
                                              ----------    ----------    --------    ---------
        1992
        December 31........................   $  908,000    $  291,360    $ 43,000      $ .29
        September 30.......................      899,000       293,500      50,800        .33
        June 30............................      867,000       285,300      48,500        .32
        March 31...........................      851,000       273,800      40,800        .27
                                              ----------    ----------    --------    ---------
                                              $3,525,000    $1,143,960    $183,100      $1.21
                                              ----------    ----------    --------    ---------
                                              ----------    ----------    --------    ---------

                   FINANCIAL STATEMENTS OF MASCOTECH, INC.
                            AND SUBSIDIARIES AS OF
                        DECEMBER 31, 1993 AND 1992 AND
          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  and Shareholders of MascoTech, Inc.:

     We have audited the accompanying consolidated balance sheet of MascoTech, Inc. and subsidiaries (formerly Masco Industries, Inc.) as of December 31, 1993 and 1992, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MascoTech, Inc. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Detroit, Michigan
February 24, 1994

                                MASCOTECH, INC.

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1993 AND 1992

                                                                      1993              1992
                                                                 --------------    --------------
                                             ASSETS
Current assets:
  Cash and cash investments...................................   $   83,200,000    $   76,000,000
  Receivables.................................................      238,820,000       272,920,000
  Inventories.................................................      140,040,000       222,280,000
  Deferred and refundable income taxes........................       41,780,000        13,990,000
  Prepaid expenses and other assets...........................       52,000,000        47,250,000
                                                                 --------------    --------------
       Total current assets...................................      555,840,000       632,440,000

Equity and other investments in affiliates....................      170,510,000        81,460,000
Property and equipment, net...................................      490,190,000       537,420,000
Excess of cost over net assets of acquired companies..........      439,760,000       479,400,000
Notes receivable and other assets.............................       66,100,000        76,590,000
Net assets of discontinued operations.........................       67,510,000          --
                                                                 --------------    --------------
       Total assets...........................................   $1,789,910,000    $1,807,310,000
                                                                 --------------    --------------
                                                                 --------------    --------------
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................   $   95,520,000    $  103,620,000
  Accrued liabilities.........................................      103,260,000       117,430,000
  Current portion of long-term debt...........................        2,830,000        64,430,000
                                                                 --------------    --------------
       Total current liabilities..............................      201,610,000       285,480,000

Long-term debt................................................      788,360,000     1,065,390,000
Deferred income taxes and other long-term liabilities.........      132,310,000       103,040,000
                                                                 --------------    --------------
       Total liabilities......................................    1,122,280,000     1,453,910,000
                                                                 --------------    --------------
Shareholders' equity:
  Preferred stock, $1 par: Authorized: 25,000,000;
     Outstanding: 10.8 million in 1993 (liquidation value-$216
     million) and .8 million in 1992 (liquidation value-$77.5
     million).................................................       10,800,000           780,000
  Common stock, $1 par: Authorized: 250,000,000; Outstanding:
     60,510,000 and 59,520,000................................       60,510,000        59,520,000
  Paid-in capital.............................................      367,290,000        84,390,000
  Retained earnings...........................................      232,120,000       202,660,000
  Cumulative translation adjustments..........................       (3,090,000)        6,050,000
                                                                 --------------    --------------
       Total shareholders' equity.............................      667,630,000       353,400,000
                                                                 --------------    --------------
       Total liabilities and shareholders' equity.............   $1,789,910,000    $1,807,310,000
                                                                 --------------    --------------
                                                                 --------------    --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                        CONSOLIDATED STATEMENT OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                    1993               1992               1991
                                               ---------------    ---------------    ---------------
Net sales...................................   $ 1,582,880,000    $ 1,455,320,000    $ 1,266,210,000
Cost of sales...............................    (1,257,480,000)    (1,159,050,000)    (1,054,520,000)
                                               ---------------    ---------------    ---------------
       Gross profit.........................       325,400,000        296,270,000        211,690,000
Selling, general and administrative
  expenses..................................      (179,680,000)      (184,430,000)      (168,100,000)
                                               ---------------    ---------------    ---------------
       Operating profit.....................       145,720,000        111,840,000         43,590,000
                                               ---------------    ---------------    ---------------
Other income (expense), net:
  Interest expense, Masco Corporation.......        (6,990,000)        (7,800,000)        (7,800,000)
  Other interest expense....................       (74,370,000)       (78,190,000)      (104,680,000)
  Equity and interest income from
     affiliates.............................        21,000,000         15,750,000         29,390,000
  Gain from change in investment of equity
     affiliates.............................         9,490,000         16,700,000          --
  Gain from disposition of operations.......         --                 --                21,500,000
  Other, net................................        26,330,000          9,950,000          5,530,000
                                               ---------------    ---------------    ---------------
                                                   (24,540,000)       (43,590,000)       (56,060,000)
                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations
  before income taxes (credit) and
  extraordinary loss........................       121,180,000         68,250,000        (12,470,000)
Income taxes (credit).......................        50,290,000         29,210,000         (2,120,000)
                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations
  before extraordinary loss.................        70,890,000         39,040,000        (10,350,000)
Discontinued operations (net of income
  taxes):
       Income (loss) from operations of
          discontinued segment..............         2,630,000           (610,000)         1,380,000
       Loss on disposition..................       (22,270,000)         --                 --
                                               ---------------    ---------------    ---------------
Income (loss) before extraordinary loss.....        51,250,000         38,430,000         (8,970,000)
Extraordinary loss (net of income taxes)....        (3,650,000)         --                 --
                                               ---------------    ---------------    ---------------
       Net income (loss)....................   $    47,600,000    $    38,430,000    $    (8,970,000)
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------
Preferred stock dividends...................   $    14,930,000    $     9,300,000    $     9,600,000
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------
       Earnings (loss) attributable to
          common stock......................   $    32,670,000    $    29,130,000    $   (18,570,000)
                                               ---------------    ---------------    ---------------
                                               ---------------    ---------------    ---------------

                                                                     1993
                                                              -------------------
                                                                         ASSUMING
                                                                           FULL       1992       1991
                                                              PRIMARY    DILUTION    PRIMARY    PRIMARY
                                                              -------    --------    -------    -------
Earnings (loss) per common and common equivalent share:
  Continuing operations....................................    $ .97      $  .91      $ .49      $(.33)
  Discontinued operations:
     Income (loss) from operations of discontinued
       segment.............................................      .05         .04       (.01)       .02
     Loss on disposition...................................     (.39)       *          --         --
                                                              -------    --------    -------    -------
  Income (loss) before extraordinary loss..................      .63         .63        .48       (.31)
  Extraordinary loss.......................................     (.06)       *          --         --
                                                              -------    --------    -------    -------
  Earnings (loss) attributable to common stock.............    $ .57      $  .57      $ .48      $(.31)
                                                              -------    --------    -------    -------
                                                              -------    --------    -------    -------

- -------------------------
* Anti-dilutive

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                            1993             1992             1991
                                                        -------------    -------------    -------------
CASH FROM (USED FOR):
  OPERATIONS:
     Net income (loss)...............................   $  47,600,000    $  38,430,000    $  (8,970,000)
     Gain, sale of assets............................        --               --            (21,500,000)
     Gain from change in investment..................      (9,490,000)     (16,700,000)        --
     Depreciation and amortization...................      59,810,000       59,920,000       59,040,000
     Equity earnings, net of dividends...............     (12,000,000)      (5,250,000)      (4,460,000)
     Deferred taxes..................................      15,590,000        3,130,000        3,270,000
     (Decrease) in valuation allowance for marketable
       securities....................................        --               --            (13,730,000)
     (Increase) decrease in receivables..............      (5,900,000)     (23,930,000)       9,780,000
     (Increase) decrease in inventories..............      (2,990,000)      (2,920,000)      25,120,000
     (Increase) decrease in prepaid expenses.........     (11,650,000)       4,010,000       (4,470,000)
     Decrease in accounts payable and accrued
       liabilities...................................      (5,900,000)     (12,930,000)        (530,000)
     Other, net, including extraordinary loss........       8,180,000       13,540,000        2,950,000
     Discontinued operations, net....................      16,700,000          830,000       (3,340,000)
                                                        -------------    -------------    -------------
       Net cash from operating activities............      99,950,000       58,130,000       43,160,000
                                                        -------------    -------------    -------------
  FINANCING:
     Increase in debt................................        --             11,670,000       14,720,000
     Payment or repurchase of debt...................    (150,020,000)    (135,490,000)    (122,430,000)
     Issuance of preferred stock.....................     209,520,000         --               --
     Retirement of preferred stock...................    (100,000,000)        --               --
     Payment of dividends............................     (16,020,000)      (9,300,000)      (7,280,000)
     Other, net......................................       3,770,000       (2,240,000)        --
                                                        -------------    -------------    -------------
       Net cash used for financing activities........     (52,750,000)    (135,360,000)    (114,990,000)
                                                        -------------    -------------    -------------
  INVESTMENTS:
     Cash received from redemption of TriMas
       subordinated debentures.......................        --             88,000,000       40,000,000
     Cash paid Masco Corporation.....................     (87,500,000)        --               --
     Cash received from dispositions:
       Energy-related segment........................      93,450,000         --               --
       Masco Capital.................................        --               --             49,450,000
       Other operations..............................        --               --             52,110,000
     Masco Capital distributions, net................        --               --             21,220,000
     Capital expenditures............................     (59,540,000)     (60,000,000)     (48,630,000)
     Decrease in marketable securities, net..........       2,980,000        3,150,000       26,190,000
     Other, net......................................      10,610,000        4,130,000        7,050,000
                                                        -------------    -------------    -------------
       Net cash (used for) from investing
          activities.................................     (40,000,000)      35,280,000      147,390,000
                                                        -------------    -------------    -------------
CASH AND CASH INVESTMENTS:
  Increase (decrease) for the year...................       7,200,000      (41,950,000)      75,560,000
  At January 1.......................................      76,000,000      117,950,000       42,390,000
                                                        -------------    -------------    -------------
       At December 31................................   $  83,200,000    $  76,000,000    $ 117,950,000
                                                        -------------    -------------    -------------
                                                        -------------    -------------    -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                                MASCOTECH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES:

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Corporations that are 20 to 50 percent owned are accounted for by the equity method of accounting. Capital transactions by equity affiliates at amounts differing from the Company's carrying amount are reflected in other income or expense and the investment in affiliates account.

     Certain amounts for the years ended December 31, 1992 and 1991 have been reclassified to conform to the presentation adopted in 1993. The statements of income and cash flows for 1993, 1992 and 1991 and related notes have been reclassified to present the Energy-related segment as discontinued operations. In addition, the balance sheet as of December 31, 1993 reflects the Energy-related segment as discontinued operations (see "Discontinued Operations" note). The balance sheet as of December 31, 1992 has not been reclassified for discontinued operations. Effective June 23, 1993 the Company changed its name to MascoTech, Inc. from Masco Industries, Inc.

     The Company has a corporate services agreement with Masco Corporation, which at December 31, 1993 owned approximately 42 percent of the Company's Common Stock. Under the terms of the agreement, the Company pays fees to Masco Corporation for various corporate staff support and administrative services, research and development and facilities. Such fees, which are determined principally as a percentage of net sales, including net sales related to discontinued operations, aggregated approximately $11 million in each of 1993, 1992 and 1991.

     Cash and Cash Investments. The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash and cash investments. The carrying amount reported in the balance sheet for cash and cash investments approximates fair value. At December 31, 1993, the Company has $33 million on deposit with a German bank that is subject to currency exchange rate fluctuations.

     Receivables. Receivables are presented net of allowances for doubtful accounts of $5.1 million and $7.2 million at December 31, 1993 and 1992, respectively.

     Inventories. Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

     Property and Equipment, Net. Property and equipment additions, including significant betterments, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Repair and maintenance costs are charged to expense as incurred.

     Depreciation and Amortization. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and land improvements, 2 1/2 to 10 percent, and machinery and equipment, 6 2/3 to 33 1/3 percent. Deferred financing costs are amortized over the lives of the related debt securities. The excess of cost over net assets of acquired companies is amortized using the straight-line method over the period estimated to be benefitted, not exceeding 40 years. At each balance sheet date management assesses whether there has been a permanent impairment of the excess of cost over net assets of acquired companies by comparing anticipated undiscounted future cash flows from operating activities with the carrying amount of the excess of cost over net assets of acquired companies. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, potential product obsolescence, competitive activities and other economic factors. Based on this assessment there was no permanent impairment related to excess of cost over net assets of acquired companies at December 31, 1993.

     At December 31, 1993 and 1992, accumulated amortization of the excess of cost over net assets of acquired companies and patents was $98.4 million and $105.1 million, respectively. Amortization expense was

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$22.2 million, $22.8 million and $21.2 million in 1993, 1992 and 1991, respectively, including amortization expense of approximately $1.6 million in each year related to discontinued operations.

     Income Taxes. In January, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally allows consideration of all expected future events other than enactments of changes in the tax law or tax rates. Previously, the Company used the SFAS No. 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. There was no income statement impact from the adoption of SFAS No. 109 and the required balance sheet reclassification was immaterial. Provision is made for U.S. income taxes on the undistributed earnings of foreign subsidiaries unless such earnings are considered permanently reinvested.

     Earnings (Loss) Per Common Share. Primary earnings (loss) per common share are based on the weighted average number of shares of common stock and common stock equivalents outstanding (including the dilutive effect of options and warrants, utilizing the treasury stock method) of 57.4 million, 60.9 million and
59.7 million in 1993, 1992 and 1991, respectively, and earnings (loss) after deducting preferred stock dividends of $14.9 million, $9.3 million and $9.6 million in 1993, 1992 and 1991, respectively.

     Fully diluted earnings (loss) per common share are only presented when the assumed conversion of convertible debentures is dilutive. Fully diluted earnings per share in 1993 were calculated based on 68.8 million weighted average common shares outstanding. Convertible securities did not have a dilutive effect on earnings (loss) in 1992 or 1991. The shares of Dividend Enhanced Convertible Stock DECSSM (the "DECS") issued in 1993 (see "Shareholders' Equity" note) are common stock equivalents, but are not included in the calculation of primary or fully diluted shares outstanding as such inclusion would be anti-dilutive.

     In late 1993, approximately 10.4 million shares were issued as a result of the conversion of the 6% Convertible Subordinated Debentures (see "Shareholders' Equity" note). If such conversion had taken place at the beginning of 1993, the primary earnings per common and common equivalent share amounts would have approximated the amounts presented for earnings per common and common equivalent share, assuming full dilution, for the year ended December 31, 1993.

     Adoption of Statements of Financial Accounting Standards. The Company expects that the adoption of Statements of Financial Accounting Standards ("SFAS") No. 112 "Employers' Accounting for Postemployment Benefits", SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" will not have a material impact on the financial position or the results of operations of the Company when adopted in 1994 and 1995.

SUPPLEMENTARY CASH FLOWS INFORMATION:

     Significant transactions not affecting cash were: in 1993: in addition to the payment by the Company of $87.5 million, the non-cash portion of the issuance of Company Preferred Stock and warrants in exchange for Company Common Stock, Company Preferred Stock and Masco Corporation's holdings of Emco Limited common stock and convertible debentures (see "Shareholders' Equity" note); conversion of $187 million of convertible debentures into Company Common Stock (see "Shareholders' Equity" note); and conversion of the Company's TriMas Corporation ("TriMas") convertible preferred stock holdings into TriMas common stock (see "Equity and Other Investments in Affiliates" note); and in 1991: an exchange of certain operating assets (see "Dispositions of Other Operations" note); and the assumption of liabilities of $18 million in partial exchange for the acquisition of Creative Industries Group (see "Equity and Other Investments in Affiliates" note).

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes paid were $32 million in 1993 and $23 million in 1992. Income tax refunds of $8 million were received in 1991. Interest paid was $82 million, $91 million and $115 million in 1993, 1992 and 1991, respectively.

DISCONTINUED OPERATIONS:

     In late November, 1993, the Company adopted a formal plan to divest its Energy-related business segment, which consisted of seven business units. Accordingly, the consolidated statements of income and cash flows and related notes have been reclassified to present such Energy-related segment as discontinued operations. During 1993, two such business units were sold for approximately $93 million, including the sale of one business unit to the Company's equity affiliate, TriMas for $60 million cash. The expected loss from the planned disposition of the Company's Energy-related segment resulted in a fourth quarter 1993 pre-tax charge of approximately $41 million (approximately $22 million after-tax), including a provision for the businesses not yet sold and the deferral of a portion of the gain (approximately $6 million after-tax) related to the sale of the business to TriMas. The Company expects to sell the remaining business units in privately negotiated transactions in 1994.

     Selected financial information for discontinued operations is as follows as at December 31, 1993 and for the period up to the decision to discontinue in 1993 and for the years ended December 31, 1992 and 1991:

                                                                             (IN THOUSANDS)
                                                             1993        1992        1991
                                                           --------    --------    --------
        Net sales.......................................   $191,930    $201,520    $200,780
                                                           --------    --------    --------
                                                           --------    --------    --------
        Operating income................................   $  5,540    $  3,050    $  1,070
        Other income (expense)..........................       (480)       (960)        910
                                                           --------    --------    --------
        Pre-tax income..................................      5,060       2,090       1,980
        Income taxes....................................      2,430       2,700         600
                                                           --------    --------    --------
        Income (loss) from discontinued operations......   $  2,630    $   (610)   $  1,380
                                                           --------    --------    --------
                                                           --------    --------    --------

                                                              AT
                                                           DECEMBER 31,
                                                             1993
                                                           --------
        Receivables.....................................   $ 34,890
        Inventories.....................................     39,320
        Non-current assets..............................     40,690
        Current liabilities.............................    (14,550)
        Other, principally provision for disposition
          costs.........................................    (32,840)
                                                           --------
        Net assets of discontinued operations...........   $ 67,510
                                                           --------
                                                           --------

     The unusual relationship of income taxes to pre-tax income in 1992 results principally from foreign losses for which no tax benefit was recorded. Operating and pre-tax income include charges of $6 million in 1991, principally related to the discontinuance of product lines and the cost of restructuring several businesses.

DISPOSITIONS OF OTHER OPERATIONS:

     In separate transactions from late 1989 to early 1991, the Company divested itself of three subsidiaries and received consideration of approximately $160 million, of which $108 million was received in 1990. The remaining $52 million was received in 1991. In addition, in 1991 the Company disposed of certain equity affiliates, and exchanged operating assets aggregating approximately $27 million.

     These transactions, including the disposition of Masco Capital Corporation (see "Equity and Other Investments in Affiliates" note), resulted in an approximate $22 million pre-tax gain in 1991.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INVENTORIES:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Finished goods...........................................   $ 39,400    $ 80,220
        Work in process..........................................     38,240      49,970
        Raw material.............................................     62,400      92,090
                                                                    --------    --------
                                                                    $140,040    $222,280
                                                                    --------    --------
                                                                    --------    --------

EQUITY AND OTHER INVESTMENTS IN AFFILIATES:

     Equity and other investments in affiliates consist primarily of the following common stock interests in publicly traded affiliates:

                                                                          AT DECEMBER 31
                                                                       --------------------
                                                                       1993    1992    1991
                                                                       ----    ----    ----
        TriMas Corporation..........................................    43%     28%     41%
        Emco Limited................................................    43%     --      --
        Titan Wheel International, Inc. ............................    21%     47%     20%

     The carrying amount of investments in affiliates at December 31, 1993 and 1992 and quoted market values at December 31, 1993 for publicly traded affiliates (which may differ from the amounts that could have been realized upon disposition) are as follows:

                                                                            (IN THOUSANDS)
                                                            1993
                                                           QUOTED       1993        1992
                                                           MARKET     CARRYING    CARRYING
                                                           VALUE       AMOUNT      AMOUNT
                                                          --------    --------    --------
        Common stock:
          TriMas Corporation............................. $387,830    $ 40,550    $ 42,630
          Emco Limited...................................   65,190      50,470       --
          Titan Wheel International, Inc. ...............   37,580      15,500       4,130
                                                          --------    --------    --------
        Common stock holdings............................  490,600     106,520      46,760
                                                          --------    --------    --------
        Convertible debt:
          Emco Limited...................................   33,520      30,700       --
                                                          --------    --------    --------
        Convertible debt holdings........................   33,520      30,700       --
                                                          --------    --------    --------
        Investments in publicly traded affiliates........ $524,120     137,220      46,760
                                                          --------
                                                          --------
        Other non public affiliates......................               33,290      34,700
                                                                      --------    --------
               Total.....................................             $170,510    $ 81,460
                                                                      --------    --------
                                                                      --------    --------

     In 1988, the Company transferred several businesses to TriMas, a publicly traded, diversified manufacturer of commercial, industrial and consumer products. In exchange, the Company received $128 million principal amount of 14% Subordinated Debentures (which were subsequently redeemed resulting in prepayment premium income to the Company of $9 million in 1992 and $4 million in
1991), $70 million (liquidation value) of 10% Convertible Participating Preferred Stock and 9.3 million shares of TriMas common stock.

     During the second quarter of 1992, TriMas sold 9.2 million shares of newly issued common stock at $9.75 per share in a public offering, which reduced the Company's common equity ownership interest in TriMas to

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

28 percent from 41 percent. As a result, the Company recognized a pre-tax gain of $16.7 million from the change in the Company's common equity ownership interest in TriMas. In late 1993, the TriMas 10% Convertible Participating Preferred Stock held by the Company was converted at a conversion price of $9 per share into 7.8 million shares of TriMas common stock, increasing the Company's common equity ownership interest in TriMas to 43 percent.

     In 1993, the Company sold a business unit to TriMas for $60 million cash (see "Discontinued Operations" note).

     Included in notes receivable are approximately $10.7 million of notes which resulted from the sale by the Company of one million shares of its TriMas common stock holdings to members of the Company's executive management group in mid-1989. The notes have an effective interest rate of nine percent, payable at maturity in mid-1994. Ownership and resale of certain of such shares is restricted and subject to the continuing employment of these executives.

     TriMas' Board of Directors declared a 100 percent stock distribution (one additional share for every share held) to its shareholders effective July 19, 1993. TriMas share amounts and per share prices have been restated to reflect this distribution.

     The Company's holdings in Emco Limited ("Emco") were acquired from Masco Corporation in 1993 (see "Shareholders' Equity" note). Emco is a major, publicly traded, Canadian based manufacturer and distributor of building and other industrial products with annual sales of approximately $800 million.

     At December 31, 1992, the Company had an approximate 47 percent common equity ownership interest in Titan Wheel International, Inc. ("Titan"), a manufacturer of wheels and other products for agricultural, construction and other off-highway equipment markets. In May, 1993, Titan completed an initial public offering of three million shares of common stock at $15 per share (including 292,000 shares held by the Company), reducing the Company's common equity ownership interest in Titan to 24 percent. The Company's ownership interest was further reduced in late 1993 to 21 percent as a result of the issuance of additional common shares by Titan in connection with an acquisition by Titan. These transactions resulted in 1993 gains aggregating approximately $12.8 million pre-tax (principally in the second quarter) as a result of the sale of shares held by the Company and from the change in the Company's common equity ownership interest in Titan.

     During the second quarter of 1991, the Company acquired the remaining 50 percent equity ownership interest of Creative Industries Group, which had sales in 1990 of approximately $150 million.

     In 1991, Masco Capital Corporation ("Masco Capital") sold its principal asset and used the proceeds to repay its outstanding bank borrowings and to make loan repayments and distributions to its shareholders, whereby the Company received approximately $65 million (including repayment of $44 million advanced during 1991). In addition, the Company subsequently sold its 50 percent equity ownership interest in Masco Capital to the other shareholder, Masco Corporation, for approximately $50 million (which resulted in a pre-tax gain of approximately $5 million) and contingent amounts based on the future value of certain assets held by Masco Capital.

     In addition to its equity and other investments in publicly traded affiliates, the Company retains interests in privately held manufacturers of automotive components, including the Company's 50 percent common equity ownership interests in Autostyle, Inc., a manufacturer of reaction injection molded automotive components, and Elbi-Hi Ram, Inc., a manufacturer of electrical and electronic automotive components.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Approximate combined condensed financial data of the Company's equity affiliates (including Emco after date of investment, Creative Industries Group through date of acquisition (second quarter 1991) and Masco Capital through date of disposition) are as follows:

                                                                          (IN THOUSANDS)
                                                                      AT DECEMBER 31
                                                                  ----------------------
                                                                    1993         1992
                                                                  ---------    ---------
        Current assets.........................................   $ 657,680    $ 261,730
        Current liabilities....................................    (222,580)    (128,300)
                                                                  ---------    ---------
        Working capital........................................     435,100      133,430
        Property and equipment, net............................     349,740      214,760
        Excess of cost over net assets of acquired companies...     170,760      113,660
        Other assets...........................................      69,540       33,210
        Long-term debt.........................................    (628,520)    (271,220)
        Deferred income taxes and other long-term
          liabilities..........................................     (34,950)     (24,900)
                                                                  ---------    ---------
        Shareholders' equity...................................   $ 361,670    $ 198,940
                                                                  ---------    ---------
                                                                  ---------    ---------

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------
                                                            1993         1992        1991
                                                         ----------    --------    --------
        Net sales.....................................   $1,412,620    $655,120    $684,990
                                                         ----------    --------    --------
                                                         ----------    --------    --------
        Operating profit..............................   $  119,780    $ 77,860    $ 82,000
                                                         ----------    --------    --------
                                                         ----------    --------    --------
        Net income before preferred stock dividends...   $   57,280    $ 30,200    $ 24,300
                                                         ----------    --------    --------
                                                         ----------    --------    --------

     Equity and interest income from affiliates consists of the following:

                                                                             (IN THOUSANDS)
                                                          FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------
                                                            1993         1992        1991
                                                         ----------    --------    --------
        The Company's equity in affiliates' earnings
          available for common shareholders...........   $   12,890    $  5,250    $  4,470
        Dividends on TriMas preferred stock...........        5,250       7,000       7,000
        Interest income...............................        2,860       3,500      17,920
                                                         ----------    --------    --------
        Equity and interest income from affiliates....   $   21,000    $ 15,750    $ 29,390
                                                         ----------    --------    --------
                                                         ----------    --------    --------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT, NET:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Cost:
          Land and land improvements.............................   $ 33,720    $ 39,740
          Buildings..............................................    158,750     182,460
          Machinery and equipment................................    605,600     669,800
                                                                    --------    --------
                                                                     798,070     892,000
        Less accumulated depreciation............................    307,880     354,580
                                                                    --------    --------
                                                                    $490,190    $537,420
                                                                    --------    --------
                                                                    --------    --------

     Depreciation expense totalled $48 million, $46 million and $47 million in 1993, 1992 and 1991, respectively. These amounts include depreciation expense of approximately $8 million in each year related to discontinued operations.

ACCRUED LIABILITIES:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                    --------------------
                                                                      1993        1992
                                                                    --------    --------
        Salaries, wages and commissions..........................   $ 22,970    $ 23,800
        Income taxes.............................................      5,930       5,370
        Interest.................................................     20,420      20,760
        Insurance................................................     11,010      12,150
        Property, payroll and other taxes........................      9,360      10,340
        Other....................................................     33,570      45,010
                                                                    --------    --------
                                                                    $103,260    $117,430
                                                                    --------    --------
                                                                    --------    --------

LONG-TERM DEBT:

                                                                          (IN THOUSANDS)
                                                                       AT DECEMBER 31
                                                                   ----------------------
                                                                     1993         1992
                                                                   --------    ----------
        Held by Masco Corporation:
          6% Convertible Subordinated Debentures, due 2011......      --       $  130,000
        Held by Banks and Others:
          Bank revolving credit agreement, due 1997.............   $295,000       410,000
          10% Senior Subordinated Notes, due
             March, 1995 (noncallable)..........................    233,150       233,150
          10 1/4% Senior Subordinated Notes, due 1997...........    250,000       250,000
          6% Convertible Subordinated Debentures, due 2011......      --           56,890
          Bank term loan, due 1996..............................      --           31,090
          Other.................................................     13,040        18,690
                                                                   --------    ----------
                                                                    791,190     1,129,820
        Less current portion of long-term debt..................      2,830        64,430
                                                                   --------    ----------
        Long-term debt..........................................   $788,360    $1,065,390
                                                                   --------    ----------
                                                                   --------    ----------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1993, the Company entered into a new $675 million revolving credit agreement with a group of banks, replacing its prior bank credit agreement (which had consisted of a revolving credit facility and a bank term loan at December 31, 1992). Amounts outstanding under the revolving credit agreement are due in January, 1997; however, under certain circumstances, the due date may be extended to July, 1998. The interest rates applicable to the revolving credit agreement are principally at alternative floating rates provided for in the agreement (approximately four percent at December 31, 1993).

     The revolving credit agreement requires the maintenance of a specified level of shareholders' equity, with limitations on the ratio of senior debt to earnings, long-term debt (at December 31, 1993 additional borrowing capacity of approximately $380 million was available under this agreement), intangible assets and the acquisition of Company Capital Stock. Under the most restrictive of these provisions, $120 million of retained earnings was available at December 31, 1993 for the payment of cash dividends and the acquisition of Company Capital Stock.

     The 6% Convertible Subordinated Debentures were converted into Company Common Stock in late 1993 (see "Shareholders' Equity" note).

     The senior subordinated notes contain limitations on the payment of cash dividends and the acquisition of Company Capital Stock. In late 1993, the Company called for redemption, on February 1, 1994, the $250 million of 10 1/4% Senior Subordinated Notes. During 1992, the Company repurchased, in open-market transactions, approximately $67 million of its 10% Senior Subordinated Notes at prices approximating face value.

     In early 1994, the Company issued, in a public offering, $345 million of 4 1/2% Convertible Subordinated Debentures due December 15, 2003. These debentures are convertible into Company Common Stock at $31 per share. The net proceeds were used to redeem the $250 million of 10 1/4% Subordinated Notes (called in late 1993 for redemption on February 1, 1994) and to reduce other indebtedness. In the fourth quarter of 1993, the Company recognized a $5.8 million pre-tax extraordinary charge ($3.7 million after-tax) related to the call premium (1.25%) and unamortized prepaid debenture expense associated with the call for early extinguishment of the $250 million of 10 1/4% Subordinated Notes. The 10 1/4% Subordinated Notes are classified as non-current as the Company had the intent and the ability to maintain these borrowings on a long-term basis (due to the issuance of the 4 1/2% Convertible Subordinated Debentures). The maturities of long-term debt during the next five years are as follows (in millions): 1994 -- $3; 1995 -- $234; 1996 -- $1; 1997 -- $303; and
1998 -- $0.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHAREHOLDERS' EQUITY:

                                                                                              (IN THOUSANDS)
                                                                                   CUMULATIVE
                                  PREFERRED     COMMON     PAID-IN     RETAINED    TRANSLATION  SHAREHOLDERS'
                                    STOCK       STOCK      CAPITAL     EARNINGS    ADJUSTMENTS     EQUITY
                                  ---------    --------    --------    --------    -----------  ------------
Balance, January 1, 1991.......    $    780    $ 59,450    $ 83,800    $192,100      $19,880     $  356,010
  Net (loss)...................      --           --          --         (8,970)      --             (8,970)
  Preferred stock dividends....      --           --          --         (9,600)      --             (9,600)
  Adjustment related to sale of
     foreign operations........      --           --          --          --          (5,130)        (5,130)
  Translation adjustments,
     net.......................      --           --          --          --          (5,620)        (5,620)
                                  ---------    --------    --------    --------    ----------    -----------
Balance, December 31, 1991.....         780      59,450      83,800     173,530        9,130        326,690
  Net income...................      --           --          --         38,430       --             38,430
  Preferred stock dividends....      --           --          --         (9,300)      --             (9,300)
  Translation adjustments,
     net.......................      --           --          --          --          (3,080)        (3,080)
  Exercise of stock options....      --              70         590       --          --                660
                                  ---------    --------    --------    --------    ----------   ------------
Balance, December 31, 1992.....         780      59,520      84,390     202,660        6,050        353,400
  Net income...................      --           --          --         47,600       --             47,600
  Preferred stock dividends....      --           --          --        (14,930)      --            (14,930)
  Common stock dividends.......      --           --          --         (3,210)      --             (3,210)
  Retirement of 12%
     Preferred.................        (780)      --        (76,720)      --          --            (77,500)
  Issuance of 10% Preferred....       1,000       --         99,000       --          --            100,000
  Issuance of warrants.........      --           --         70,800       --          --             70,800
  Issuance of DECS.............      10,800       --        198,720       --          --            209,520
  Retirement of common stock...      --         (10,000)    (90,000)      --          --           (100,000)
  Retirement of 10%
     Preferred.................      (1,000)      --        (99,000)      --          --           (100,000)
  Conversion of convertible
     debentures................      --          10,370     174,120       --          --            184,490
  Translation adjustments,
     net.......................      --           --          --          --          (9,140)        (9,140)
  Exercise of stock options....      --             620       5,980       --          --              6,600
                                  ---------    --------    --------    --------    ----------   ------------
Balance, December 31, 1993.....    $ 10,800    $ 60,510    $367,290    $232,120      $(3,090)    $  667,630
                                  ---------    --------    --------    --------    ----------   ------------
                                  ---------    --------    --------    --------    ----------   ------------

     On March 31, 1993, the Company acquired from Masco Corporation 10 million shares of Company Common Stock, recorded at $100 million, $77.5 million of the Company's previously outstanding 12% Exchangeable Preferred Stock, and Masco Corporation's holdings of Emco Limited common stock and convertible debentures, recorded at $80.8 million. In exchange, Masco Corporation received $100 million (liquidation value) of the Company's 10% Exchangeable Preferred Stock, seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share, recorded at $70.8 million, and $87.5 million in cash. The transferable warrants are not exercisable by Masco Corporation if an exercise would increase Masco Corporation's common equity ownership interest in the Company above 35 percent. The cash portion of this transaction is included in the accompanying statement of cash flows as cash used for investing activities of $87.5 million. As part of this transaction, as modified in late 1993, Masco Corporation agreed to purchase from the Company, at the Company's option through March, 1997, up to $200 million of subordinated debentures. In late 1993, the Company redeemed the 10% Exchangeable Preferred Stock for its $100 million liquidation value.

     In July, 1993, the Company issued 10.8 million shares of 6% Dividend Enhanced Convertible Stock (DECS) at $20 per share ($216 million aggregate liquidation amount) in a public offering (classified as

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Convertible Preferred Stock). The net proceeds from this issuance were used to reduce the Company's indebtedness. On July 1, 1997, each of the then outstanding shares of the DECS will convert into one share of Company Common Stock, if not previously redeemed by the Company or converted at the option of the holder, in both cases for Company Common Stock.

     Each share of the DECS is convertible at the option of the holder anytime prior to July 1, 1997 into .806 of a share of Company Common Stock, equivalent to a conversion price of $24.81 per share of Company Common Stock. Dividends are cumulative and each share of the DECS has 4/5 of a vote, voting together as one class with holders of Company Common Stock.

     Beginning July 1, 1996, the Company, at its option, may redeem the DECS at a call price payable in shares of Company Common Stock principally determined by a formula based on the then current market price of Company Common Stock. Redemption by the Company, as a practical matter, will generally not result in a call price that exceeds one share of Company Common Stock or is less than .806 of a share of Company Common Stock (resulting from the holder's conversion option).

     The Company's 6% Convertible Subordinated Debentures were called for redemption in late 1993. Substantially all holders, including Masco Corporation, exercised their right to convert these debentures into Company Common Stock (at a conversion price of $18 per share), resulting in the issuance of approximately
10.4 million shares of Company Common Stock.

     The Company's consideration for a 1987 acquisition included two million shares of Company Common Stock which were subject to a stock value guarantee agreement. During the second quarter of 1993, the Company's stock value guarantee obligation was settled, resulting in no material financial impact to the Company.

     The Company commenced paying cash dividends on its Common Stock in August, 1993 and declared three and paid two quarterly dividends in 1993, each in the amount of $.02 per common share.

STOCK OPTIONS AND AWARDS:

     For the three years ended December 31, 1993, stock option data pertaining to stock option plans for key employees of the Company and affiliated companies are as follows:

                                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                       1993            1992            1991
                                                                      -------         ------          ------
Options outstanding, January 1.................................          4,540            3,770           2,220
Options granted................................................             30              900           1,730
     Option price per share....................................         $13-26    $6 1/8-10 3/4          $4 1/2
Options cancelled..............................................          --                  60             180
     Option price per share....................................          --              $4 1/2    $4 1/2-9 1/8
Options exercised..............................................            760               70         --
     Option price per share....................................   $4 1/2-9 1/8           $9 1/8         --
                                                                  ------------    -------------    ------------
Options outstanding, December 31...............................          3,810            4,540           3,770
                                                                  ------------    -------------    ------------
                                                                  ------------    -------------    ------------
Options exercisable, December 31...............................            680              880             740
                                                                  ------------    -------------    ------------
                                                                  ------------    -------------    ------------

     As of December 31, 1993, options have been granted and are outstanding with exercise prices ranging from $4 1/2 to $26 per share, the fair market value at the dates of grant.

     Pursuant to restricted stock incentive plans, the Company granted long-term incentive awards, net, for 202,000, 251,000 and 675,000 shares of Company Common Stock during 1993, 1992 and 1991, respectively, to key employees of the Company and affiliated companies. The unamortized costs of incentive awards,

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

aggregating approximately $20 million at December 31, 1993, are being amortized over the ten-year vesting periods.

     At December 31, 1993 and 1992, a combined total of 5,631,000 and 5,759,000 shares, respectively, of Company Common Stock were available for the granting of options and incentive awards under the above plans.

EMPLOYEE BENEFIT PLANS:

     Pension and Profit-Sharing Benefits. The Company sponsors defined-benefit pension plans for most of its employees. In addition, substantially all salaried employees participate in noncontributory profit-sharing plans, to which payments are approved annually by the Directors. Aggregate charges to income under these plans were $10.9 million in 1993, $10.3 million in 1992 and $8.3 million in 1991, including approximately $.9 million in each year related to discontinued operations.

     Net periodic pension cost for the Company's defined-benefit pension plans includes the following components for the three years ended December 31, 1993:

                                                                             (IN THOUSANDS)
                                                               1993       1992       1991
                                                              -------    -------    -------
        Service cost -- benefits earned during the year....   $ 4,110    $ 4,150    $ 4,140
        Interest cost on projected benefit obligations.....     5,540      5,090      4,590
        Actual return on assets............................    (7,730)    (3,820)    (5,450)
        Net amortization and deferral......................     1,600     (1,800)       430
                                                              -------    -------    -------
        Net periodic pension cost..........................   $ 3,520    $ 3,620    $ 3,710
                                                              -------    -------    -------
                                                              -------    -------    -------

     Major assumptions used in accounting for the Company's defined-benefit pension plans are as follows:

                                                                1993      1992      1991
                                                                -----    ------    ------
        Discount rate for obligations........................    7.0%     8.25%     8.25%
        Rate of increase in compensation levels..............    5.0%      6.0%      6.0%
        Expected long-term rate of return on plan assets.....   13.0%     13.0%     13.0%

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The funded status of the Company's defined-benefit pension plans at December 31, 1993 and 1992 is as follows:

                                                                                            (IN THOUSANDS)
                                                             1993                          1992
                                                  --------------------------    --------------------------
                                                    ASSETS       ACCUMULATED      ASSETS       ACCUMULATED
                                                    EXCEED        BENEFITS        EXCEED        BENEFITS
                                                  ACCUMULATED      EXCEED       ACCUMULATED      EXCEED
        RECONCILIATION OF FUNDED STATUS            BENEFITS        ASSETS        BENEFITS        ASSETS
- -----------------------------------------------   -----------    -----------    -----------    -----------
Actuarial present value of benefit obligations:
     Vested benefit obligation.................       $23,040      $  34,280        $20,780        $24,160
                                                      -------      ---------        -------        -------
                                                      -------      ---------        -------        -------
     Accumulated benefit obligation............       $24,450      $  38,650        $22,120        $31,200
                                                      -------      ---------        -------        -------
                                                      -------      ---------        -------        -------
     Projected benefit obligation..............       $35,270      $  39,920        $32,020        $33,030
Assets at fair value...........................        29,550         26,560         27,530         23,570
                                                      -------      ---------        -------        -------
     Projected benefit obligation in excess of
       plan assets.............................        (5,720)       (13,360)        (4,490)        (9,460)
Reconciling items:
     Unrecognized net loss.....................        7,140           8,810          5,920          5,140
     Unrecognized prior service cost...........          460           3,250          1,240          3,400
     Unrecognized net (asset) obligation at
       transition..............................        (1,340)          (160)        (1,940)            70
     Adjustment required to recognize minimum
       liability...............................          --          (10,840)          --           (6,900)
                                                      -------      ---------        -------        -------
     (Accrued) prepaid pension cost............       $   540      $ (12,300)       $   730        $(7,750)
                                                      -------      ---------        -------        -------
                                                      -------      ---------        -------        -------

     Postretirement Benefits. The Company provides postretirement medical and life insurance benefits for certain of its active and retired employees.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") for its postretirement benefit plans. This statement requires the accrual method of accounting for postretirement health care and life insurance based on actuarially determined costs to be recognized over the period from the date of hire to the full eligibility date of employees who are expected to qualify for such benefits. In conjunction with the adoption of SFAS 106, the Company elected to recognize the transition obligation on a prospective basis and accordingly, the net transition obligation is being amortized over 20 years. Net periodic postretirement benefit cost includes the following components for the year ended December 31, 1993:

                                                                             (IN THOUSANDS)
                                                                                  1993
    Service cost..........................................................       $  300
    Interest cost.........................................................        1,900
    Net amortization......................................................        1,200
                                                                                -------
    Net periodic postretirement benefit cost..............................       $3,400
                                                                                -------
                                                                                -------

     The incremental cost in 1993 of accounting for postretirement health care and life insurance benefits under SFAS 106 amounted to approximately $1.7 million.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Postretirement benefit obligations, none of which are funded, are summarized as follows for the year ended December 31:

                                        (IN THOUSANDS)
                                                                                   1993
                                                                               ------------
    Accumulated postretirement benefit obligations:
      Retirees...............................................................    $ 19,400
      Fully eligible active plan participants................................       1,400
      Other active participants..............................................       6,400
                                                                               ------------
    Total accumulated postretirement benefit obligation......................      27,200
      Unrecognized net loss..................................................      (2,900)
      Unamortized transition obligation......................................     (22,500)
                                                                               ------------
    Accrued postretirement benefits..........................................    $  1,800
                                                                               ------------
                                                                               ------------

     The discount rate used in determining the accumulated postretirement benefit obligation was seven percent. The assumed health care cost trend rate in 1993 was 12 percent, decreasing to an ultimate rate in the year 2000 of seven percent. If the assumed medical cost trend rates were increased by one percent, the accumulated postretirement benefit obligation would increase by $2.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would increase by $.2 million.

SEGMENT INFORMATION:

     The Company's business segments involve the production and sale of the following:

          Transportation-Related Products:

               Precision products, generally produced using advanced metalworking technologies with significant proprietary content, and aftermarket products for the transportation industry.

          Specialty Products:

               Architectural -- Doors, windows, security grilles and office panels and partitions for commercial and residential markets.

               Other -- Products manufactured principally for the defense industry.

     Amounts related to the Company's Energy-related segment have been presented as discontinued operations.

     Corporate assets consist primarily of cash and cash investments, equity and other investments in affiliates and notes receivable.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                                                   (IN THOUSANDS)
                                                                                                        ASSETS EMPLOYED
                                       NET SALES                    OPERATING PROFIT (B)                 AT DECEMBER 31
                           ----------------------------------   ----------------------------   ----------------------------------
                              1993        1992        1991        1993      1992      1991        1993        1992        1991
                           ----------  ----------  ----------   --------  --------  --------   ----------  ----------  ----------
The Company's operations
  by industry segment are:
Transportation-Related
  Products (A)............ $1,195,000  $1,058,000  $  874,000   $160,000  $124,000  $ 74,000   $  883,000  $  851,000  $  808,000
Specialty Products:
  Architectural...........    289,000     291,000     273,000     (4,000)    2,000   (16,000)     313,000     321,000     322,000
  Other...................     99,000     106,000     119,000      5,000     3,000     1,000      104,000     109,000     114,000
                           ----------  ----------  ----------   --------  --------  --------   ----------  ----------  ----------
        Total............. $1,583,000  $1,455,000  $1,266,000    161,000   129,000    59,000    1,300,000   1,281,000   1,244,000
                           ----------  ----------  ----------
                           ----------  ----------  ----------
Other expense, net........                                       (25,000)  (44,000)  (56,000)
General corporate
  expense.................                                       (15,000)  (17,000)  (15,000)
                                                                --------  --------  --------
Income (loss) from
  continuing operations
  before income taxes
  (credit) and
  extraordinary loss......                                      $121,000  $ 68,000  $(12,000)
                                                                --------  --------  --------
                                                                --------  --------  --------
Corporate assets..........                                                                        422,000     318,000     449,000
Discontinued operations...                                                                         68,000     208,000     210,000
                                                                                               ----------  ----------  ----------
        Total assets......                                                                     $1,790,000  $1,807,000  $1,903,000
                                                                                               ----------  ----------  ----------
                                                                                               ----------  ----------  ----------

                                                                     PROPERTY ADDITIONS          DEPRECIATION AND AMORTIZATION
                                                                ----------------------------   ----------------------------------
                                                                  1993      1992      1991        1993        1992        1991
                                                                --------  --------  --------   ----------  ----------  ----------
The Company's operations by industry segment are:
Transportation-Related Products..........................        $52,000   $47,000   $37,000      $42,000     $42,000     $41,000
Specialty Products:
  Architectural..........................................          5,000     8,000     8,000       12,000      13,000      12,000
  Other..................................................          3,000     5,000     4,000        6,000       5,000       6,000
                                                                --------  --------  --------   ----------  ----------  ----------
        Total............................................        $60,000   $60,000   $49,000      $60,000     $60,000     $59,000
                                                                --------  --------  --------   ----------  ----------  ----------
                                                                --------  --------  --------   ----------  ----------  ----------

- ---------------
(A) Included within this segment are sales to one customer of $324 million, $268 million and $217 million in 1993, 1992 and 1991, respectively; sales to another customer of $222 million, $216 million and $201 million in 1993, 1992 and 1991, respectively; and sales to a third customer of $186 million, $184 million and $126 million in 1993, 1992 and 1991, respectively.

(B) Included in 1991 operating profit (principally Transportation-Related Products and Architectural Products) are charges of $27 million to reflect the expenses related to the discontinuance of product lines, and the costs of restructuring several businesses. Other expense, net in 1992 and 1991, includes approximately $15 million and $14 million, respectively, to reflect disposition costs related to idle facilities and other long-term assets.

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

OTHER INCOME (EXPENSE), NET:

                                                                             (IN THOUSANDS)
                                                              1993       1992        1991
                                                             -------    -------    --------
        Other, net:
          Gains from sales of marketable securities
             (including the effect of valuation
             allowances)..................................   $11,550    $ 4,020    $ 12,010
          Interest income.................................     9,570      9,260       7,890
          Dividend income.................................     3,150      1,750       1,910
          Other, net......................................     2,060     (5,080)    (16,280)
                                                             -------    -------    --------
                                                             $26,330    $ 9,950    $  5,530
                                                             -------    -------    --------
                                                             -------    -------    --------

     Gains realized from sales of marketable securities are determined on a specific identification basis at the time of sale.

INCOME TAXES:

                                                                             (IN THOUSANDS)
                                                             1993        1992        1991
                                                           --------    --------    --------
        Income (loss) from continuing operations before
          income taxes (credit) and extraordinary loss:
          Domestic......................................   $105,470    $ 57,880    $(34,780)
          Foreign.......................................     15,710      10,370      22,310
                                                           --------    --------    --------
                                                           $121,180    $ 68,250    $(12,470)
                                                           --------    --------    --------
                                                           --------    --------    --------
        Provision for income taxes:
          Federal, current..............................   $ 17,940    $ 12,750    $(19,410)
          State and local...............................      8,350       5,170       4,560
          Foreign.......................................      8,410       8,160       9,460
          Deferred, principally federal.................     15,590       3,130       3,270
                                                           --------    --------    --------
          Income taxes (credit) on income (loss) from
             continuing operations before income taxes
             (credit) and extraordinary loss............   $ 50,290    $ 29,210    $ (2,120)
                                                           --------    --------    --------
                                                           --------    --------    --------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the net deferred taxes as at December 31, 1993 were as follows:

                                                                        (IN THOUSANDS)
                                                                                1993
                                                                              --------
        Deferred tax assets:
          Charges for restructuring and other costs, net...................   $  7,450
          Inventory........................................................      8,430
          Other, principally deductions reported in different periods for
             financial reporting and tax purposes..........................     18,330
                                                                              --------
                                                                                34,210
                                                                              --------
        Deferred tax liabilities:
          Depreciation and amortization....................................     90,350
          Other, principally equity in undistributed earnings of
             affiliates....................................................     18,450
                                                                              --------
                                                                               108,800
                                                                              --------
          Net deferred tax liability.......................................   $ 74,590
                                                                              --------
                                                                              --------

     The following is a reconciliation of tax computed at the U.S. federal statutory rate to the provision for income taxes (credit) allocated to income
(loss) from continuing operations before income taxes (credit) and extraordinary loss:

                                                                             (IN THOUSANDS)
                                                               1993       1992       1991
                                                              -------    -------    -------
        U.S. federal statutory rate........................       35%        34%        34%
        Tax (credit) at U.S. federal statutory rate........   $42,410    $23,210    $(4,240)
        State and local taxes, net of federal tax
          benefit..........................................     5,430      3,390      3,030
        Higher effective foreign tax rate..................     2,910      4,670      1,870
        U.S. tax benefit relating to foreign operations....       (90)      (190)    (2,000)
        Dividends-received deduction.......................    (2,290)    (2,320)    (2,360)
        Amortization in excess of tax, net.................     3,820      4,780      4,210
        Other, net.........................................    (1,900)    (4,330)    (2,630)
                                                              -------    -------    -------
          Income taxes (credit) on income (loss) from
             continuing operations before income taxes
             (credit) and extraordinary loss...............   $50,290    $29,210    $(2,120)
                                                              -------    -------    -------
                                                              -------    -------    -------

     Provisions for deferred income taxes by temporary difference components for the years ended December 31, 1992 and 1991 were as follows:

                                                                      (IN THOUSANDS)
                                                                       1992       1991
                                                                      -------    -------
        Accelerated depreciation and amortization..................   $ 4,060    $   550
        Marketable securities valuation............................      (970)     4,660
        Charges for restructuring and other costs, net.............    (2,350)    (1,300)
        Deductions reported in different periods for financial
          reporting and tax purposes...............................        60     (5,770)
        Alternative minimum tax....................................       680      5,180
        Other, net.................................................     1,650        (50)
                                                                      -------    -------
                                                                      $ 3,130    $ 3,270
                                                                      -------    -------
                                                                      -------    -------

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods were used to estimate the fair value of each class of financial instruments:

     Notes Receivable and Other Assets. Fair values of financial instruments included in notes receivable and other assets were estimated using various methods including quoted market prices and discounted future cash flows based on the incremental borrowing rates for similar types of investments. In addition, for variable-rate notes receivable that fluctuate with the prime rate, the carrying amounts approximate fair value.

     Long-Term Debt. The carrying amount of bank debt and certain other long-term debt instruments approximate fair value as the floating rates inherent in this debt reflect changes in overall market interest rates. The fair values of the Company's subordinated debt instruments are based on quoted market prices. The fair values of certain other debt instruments are estimated by discounting future cash flows based on the Company's incremental borrowing rate for similar types of debt instruments.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1993 and 1992 are as follows:

                                                                               (IN THOUSANDS)
                                                         1993                    1992
                                                 --------------------    --------------------
                                                 CARRYING      FAIR      CARRYING      FAIR
                                                  AMOUNT      VALUE       AMOUNT      VALUE
                                                 --------    --------    --------    --------
        Cash and cash investments.............   $ 83,200    $ 83,200    $ 76,000    $ 76,000
        Notes receivable and other assets.....   $ 72,650    $ 80,220    $ 60,150    $ 68,050
        Long-term debt:
          Bank debt...........................   $295,000    $295,000    $441,090    $441,090
          6% Convertible Subordinated               --          --       $186,890    $160,730
             Debentures.......................
          10% Senior Subordinated Notes.......   $233,150    $243,640    $233,150    $237,230
          10 1/4% Senior Subordinated Notes...   $250,000    $254,380    $250,000    $251,880
          Other long-term debt................   $  9,120    $  9,150    $ 10,780    $ 10,780

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM AND OTHER SUPPLEMENTAL FINANCIAL DATA (UNAUDITED):

                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                            FOR THE QUARTERS ENDED
                                          ----------------------------------------------------------
                                          DECEMBER 31ST    SEPTEMBER 30TH    JUNE 30TH    MARCH 31ST
                                          -------------    --------------    ---------    ----------
        1993:
        Net sales......................     $ 392,600         $373,680       $ 412,530     $404,070
        Gross profit...................     $  76,440         $ 78,600       $  85,610     $ 84,750
        Income from continuing
          operations before
          extraordinary loss:
          Income.......................     $  18,510         $ 15,000       $  21,310     $ 16,070
          Per common and common
             equivalent share:
             Primary...................          $.23             $.17            $.34         $.22
             Assuming full dilution....          $.22             $.17            $.31         $.22
        Net income (loss):
          Income (loss)................     $  (6,980)        $ 15,320       $  21,740     $ 17,520
          Income (loss) attributable to
             common stock..............     $ (11,660)        $  9,900       $  19,240     $ 15,190
          Per common and common
             equivalent share:
             Primary...................         $(.20)            $.18            $.35         $.25
             Assuming full dilution....         $(.15)            $.18            $.32         $.24
        Market price per common share:
          High.........................       $28 1/8          $22 5/8             $21      $17 1/4
          Low..........................       $18 3/4          $19 1/2         $15 3/4      $11 3/8
        1992:
        Net sales......................     $ 377,790         $358,240       $ 381,470     $337,820
        Gross profit...................     $  70,560         $ 76,320       $  79,340     $ 70,050
        Income from continuing
          operations:
          Income.......................     $   7,190         $ 10,300       $  13,510     $  8,040
          Per common and common
             equivalent share..........          $.08             $.13            $.18         $.10
        Net income:
          Income.......................     $   8,480         $  9,640       $  12,020     $  8,290
          Income attributable to common
             stock.....................     $   6,160         $  7,310       $   9,700     $  5,960
          Per common and common
             equivalent share..........          $.10             $.12            $.16         $.10
        Market price per common share:
          High.........................       $12 1/8          $13 5/8         $13 7/8          $11
          Low..........................        $8 3/8          $10 3/8          $8 5/8       $4 3/4

     Certain amounts presented above have been reclassified to present a segment of the Company's business as discontinued operations (see "Discontinued Operations" note).

     Results for the second quarters of 1993 and 1992 include pre-tax income of approximately $9 million and $25 million, respectively, as a result of gains associated with the sale of common stock through public offerings by equity affiliates and, in 1992, a prepayment premium related to the redemption of debentures held by the

                                MASCOTECH, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company. This income was largely offset by costs and expenses related to cost reduction initiatives, the restructuring of certain operations and product lines, adjustments to the carrying value of certain long-term assets, and other costs and expenses.

     Results for the third quarter of 1993 were reduced by a charge of approximately $.04 per common share reflecting the recently increased 1993 federal corporate income tax rate.

     The fourth quarter of 1993 net income includes the effect of a $5.8 million pre-tax extraordinary charge ($3.7 million after-tax or $.06 per common share) related to the early extinguishment of subordinated debt (see "Long-Term Debt" note). The fourth quarter of 1993 net loss also includes an after-tax charge of approximately $22 million ($.38 per common share) related to the disposition of a segment of the Company's business (see "Discontinued Operations" note).

     The 1993 results include the benefit of approximately $11.5 million pre-tax income ($6.7 million after-tax or $.12 per common share), primarily in the third and fourth quarters, resulting from net gains from sales of marketable securities.

     The 1992 results include the benefit of approximately $4 million pre-tax income ($2 million after-tax or $.04 per common share), primarily in the fourth quarter, resulting from net gains from sales of marketable securities.

     The 1993 income (loss) per common share amounts for the quarters do not total to the full year amounts due to the changes in the number of common shares outstanding during the year and the dilutive effect of first, second and third quarter 1993 results.

     The calculation of earnings per common and common equivalent share for the fourth quarter of 1993 results in dilution for income from continuing operations, assuming full dilution. Therefore, the fully diluted earnings per share computation is used for all computations, even though the result is anti-dilutive for one of the per share amounts.

                                MASCOTECH, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

     The following supplemental unaudited financial data combine the Company with Masco Capital Corporation (through date of disposition) and TriMas and have been presented for analytical purposes. The Company had a common equity ownership interest in TriMas of approximately 43 percent at December 31, 1993 and 28 percent at December 31, 1992. The interests of the other common shareholders are reflected below as "Equity of other shareholders of TriMas." All significant intercompany transactions have been eliminated.

                                                                           (IN THOUSANDS)
                                                                     AT DECEMBER 31
                                                               --------------------------
                                                                  1993           1992
                                                               -----------    -----------
        Current assets......................................   $   770,810    $   813,570
        Current liabilities.................................      (252,810)      (334,790)
                                                               -----------    -----------
        Working capital.....................................       518,000        478,780
        Property and equipment, net.........................       652,420        682,310
        Excess of cost over net assets of acquired
          companies.........................................       526,260        591,330
        Other assets........................................       298,290        145,710
        Bank and other debt.................................    (1,027,250)    (1,243,880)
        Deferred income taxes and other long-term
          liabilities.......................................      (161,500)      (196,420)
        Equity of other shareholders of TriMas..............      (138,590)      (104,430)
                                                               -----------    -----------
        Equity of shareholders of MascoTech.................   $   667,630    $   353,400
                                                               -----------    -----------
                                                               -----------    -----------

                                                        FOR THE YEARS ENDED DECEMBER 31
                                                    ----------------------------------------
                                                       1993          1992           1991
                                                    ----------    -----------    -----------
        Net sales................................   $2,022,240    $ 1,841,570    $ 1,604,180
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------
        Operating profit.........................   $  215,740    $   170,460    $    86,260
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------
        Income (loss) from continuing operations
          before extraordinary loss..............   $   70,890    $    39,040    $   (10,350)
                                                    ----------    -----------    -----------
                                                    ----------    -----------    -----------


Item 7. Financial Statements, Pro Forma Financial
- -------------------------------------------------
                 Information and Exhibits.
                 ------------------------

(c)      Exhibits.       The following Exhibits are filed herewith:
         23.a            Consent of Coopers & Lybrand relating to the financial
                         statements of Masco Corporation and subsidiaries.

         23.b Consent of Coopers & Lybrand relating to the financial statements of MascoTech, Inc. and subsidiaries.

         99.a Computation of Earnings per Common Share for the three years ended December 31, 1993.

         99.b            Computation of Ratio of Earnings to Combined Fixed
                         Charges for the five years ended December 31, 1993.

         99.c            Bylaws of the Company, as amended on May 19, 1993.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                MASCO CORPORATION


                                                By: /s/ RICHARD G. MOSTELLER
                                                     Richard G. Mosteller
                                                     Senior Vice President -
                                                     Finance

Date:  March 1, 1994

                                 EXHIBIT INDEX



Exhibit
  No.                                      Description
- -------                                    -----------

23.a Consent of Coopers & Lybrand relating to the financial statements of Masco Corporation and subsidiaries.

23.b Consent of Coopers & Lybrand relating to the financial statements of MascoTech, Inc. and subsidiaries.

99.a Computation of Earnings per Common Share for the three years ended December 31, 1993.

99.b                    Computation of Ratio of Earnings to Combined Fixed
                        Charges for the five years ended December 31, 1993.

99.c                    Bylaws of the Company, as amended on May 19, 1993.